Exhibit 99.06

FORM OF AGREEMENT AND PLAN OF MERGER

Dated as of [                    ], 2012

Among

VULCAN MATERIALS COMPANY,

MARTIN MARIETTA MATERIALS, INC.

and

[MERGER SUB]

i

ii

iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of [                    ], 2012, among Vulcan Materials Company, a New Jersey corporation (the “Company”), Martin Marietta Materials, Inc., a North Carolina corporation (“Parent”), and [MERGER SUB], a [            ] corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS the Board of Directors of the Company, the Board of Directors of Parent, and the Board of Directors of Merger Sub have approved this Agreement, determined that the terms of this Agreement are in the best interests of the Company, Parent or Merger Sub, as applicable, and their respective shareholders and declared the advisability of this Agreement;

WHEREAS Parent has previously commenced an offer (the “Offer”) to exchange each of the issued and outstanding shares of common stock, par value $1.00, of the Company (the “Company Common Stock”) for 0.50 shares of Parent Common Stock (the “Offer Consideration”);

WHEREAS Parent has amended the Offer to reflect the agreements and understandings set forth in this Agreement (as so amended, the “Pending Offer”);

WHEREAS it is proposed that following the consummation of the Pending Offer, Merger Sub shall merge with and into the Company in accordance with the applicable provisions of the NJBCA, and each share of Company Common Stock that is not tendered and accepted pursuant to the Pending Offer (other than shares of Company Common Stock owned by the Company as treasury stock or by Parent or any direct or indirect wholly owned subsidiary of Parent) will thereupon be canceled and converted into the right to receive the Merger Consideration, in each case, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS the Board of Directors of the Company and the Board of Directors of Merger Sub have recommended adoption and approval of this Agreement by their respective shareholders;

WHEREAS Parent, as the sole shareholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby;

[WHEREAS the shareholders of Parent have approved the transactions contemplated by this Agreement pursuant to applicable Law];1 and

WHEREAS for U.S. federal income tax purposes, the Pending Offer and the Merger, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code.

[1]

Note to draft: To the extent that Parent does not obtain approval of its shareholders prior to entering into this Agreement, this Agreement will need to be revised to provide for certain reciprocal provisions for Parent in respect of, among other things, the Parent proxy statement, Board recommendation, no-shop obligations and “fiduciary out” provisions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

THE PENDING OFFER AND THE MERGER

Section 1.01 Offer Documents.

(a) Concurrently with the execution of this Agreement, Parent has filed an amendment to Parent’s Registration Statement on Form S-4 (as it may be amended or supplemented, the “Form S-4”), and an amendment to Parent’s and Merger Sub’s Tender Offer Statement on Schedule TO (as it may be amended or supplemented, the “Schedule TO”), each originally filed on December 12, 2011 with respect to the Pending Offer, which amendments reflect the execution of this Agreement (collectively with all related document and amendments and supplements thereto, the “Offer Documents”). Parent and the Company shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable. Parent shall cause the Offer Documents to be disseminated to holders of shares of Company Common Stock as and to the extent required by applicable U.S. federal securities Laws. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to correct promptly any information provided by it for use in the Offer Documents if it shall have become false or misleading in any material respect or as otherwise required by Law. Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of shares of Company Common Stock as required by applicable U.S. federal securities laws. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company that is required or reasonably requested by Parent or Merger Sub in connection with the obligations relating to the Offer Documents contained in this Section 1.01. The Company and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents before they are filed with the SEC. In addition, Parent and Merger Sub shall provide the Company and its counsel with (i) any comments or communications, whether written or oral, that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after Parent’s or Merger Sub’s, as the case may be, receipt of such comments, and (ii) a reasonable opportunity to participate in the response of Parent or Merger Sub to those comments and to provide comments on that response.

(b) Each of Parent and the Company shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the shares of Parent Common Stock to be issued in the Pending Offer and as Merger Consideration for offering or sale in any jurisdiction, and each of Parent and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of Parent and the Company shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Pending Offer and the Merger and the issuance of shares of Parent Common Stock in connection therewith.

Section 1.02 Pending Offer. Subject to the terms and conditions of the Pending Offer, Parent shall, (x) accept for payment all shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Pending Offer promptly, and in any event in compliance with Rule 14e-1(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (y) promptly pay the Offer Consideration in exchange for each share of Company Common Stock accepted for payment pursuant to the Pending Offer. The obligation of Parent to accept for payment shares of Company Common Stock validly tendered shall only be subject to the satisfaction or waiver of the “Conditions of the Offer” set forth in the Form S-4 (the “Pending Offer Conditions”). Parent expressly reserves the right to waive any Pending Offer Condition (to the extent legally permissible) or change the terms of the Pending Offer, except that, without the prior written consent of the Company, no change in the Pending Offer may be made which (i) decreases the Offer Consideration, (ii) changes the form of consideration to be paid in the Pending Offer, (iii) imposes new conditions to the Pending Offer or (iv) amends any other term of the Pending Offer in a manner adverse to the holders of shares of Company Common Stock.

Section 1.03 Schedule 14D-9. As soon as reasonably practicable, and, in any event, within ten (10) Business Days of the date of this Agreement, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 or an amendment thereto (as originally filed, together with all amendments, supplements and exhibits thereto, “Schedule 14D-9”) which shall contain the Company Financial Advisor Opinion and, subject to the provisions of Section 5.02, the Company Recommendation. The Company agrees to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of shares of Company Common Stock as required by applicable U.S. federal securities Laws. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to correct promptly any information provided by it for use in the Schedule 14D-9 if it shall have become false or misleading in any material respect or as otherwise required by Law. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of shares of Company Common Stock as required by applicable U.S. federal securities laws. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub that is required or reasonably requested by the Company in connection with the obligations relating to the Schedule 14D-9. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC. In addition, the Company shall provide Parent and its counsel with (i) any comments or communications, whether written or oral, that the Company or it counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company’s receipt of such comments, and (ii) a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on that response.

Section 1.04 Company Shareholder Information. In connection with the Pending Offer, if not already provided to Parent, the Company shall promptly furnish (or cause its transfer agent to furnish) to Parent and Merger Sub mailing labels or electronic files containing the names and addresses of all record holders of shares of Company Common Stock and security position listings of shares of Company Common Stock held in stock depositories, each as of a recent date, together with all other available listings or computer files containing the names, addresses and security position listings of the record holders and beneficial owners of the shares of Company Common Stock as of a recent date. The Company shall promptly furnish Parent and Merger Sub with such additional information and such other assistance in disseminating the Offer Documents to holders of the shares of Company Common Stock (including lists of holders of the shares of Company Common Stock, updated periodically, and their addresses, mailing labels and lists of security positions) as Merger Sub or its agents may reasonably request. The Company, Parent and Merger Sub agree to disseminate the Offer Documents and the Schedule 14D-9 to the holders of shares of Company Common Stock together in the same mailing or other form of distribution. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Pending Offer, the Merger and the other transactions contemplated hereby, Parent and Merger Sub and their respective Representatives shall use the information provided pursuant to this Section 1.04 only in connection with the Pending Offer and the Merger.

Section 1.05 Directors.

(a) Subject to compliance with applicable Law, effective upon acceptance of all shares of Company Common Stock validly tendered and not withdrawn in the Pending Offer (the “Acceptance Time”), and from time to time thereafter, Parent shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by Parent pursuant to this Section 1.05(a))

multiplied by the percentage that the aggregate number of shares of Company Common Stock beneficially owned by Merger Sub, Parent and any of the other Parent Subsidiaries bears to the total number of shares of Company Common Stock then outstanding. The Company shall, upon Parent’s request, either take all actions necessary to promptly increase the size of the Company Board, or promptly secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent’s designees to be so elected or designated to the Company Board, and shall take all actions necessary to cause Parent’s designees to be so elected or designated at such time. At such time, the Company shall, upon Parent’s request, also cause Persons elected or designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Company Subsidiary, and (iii) each committee (or similar body) of each such board. The Company’s obligations under this Section 1.05(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.05(a), including mailing to shareholders (together with the Schedule 14D-9) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Parent’s designees to be elected or designated to the Company Board. Parent or Merger Sub shall supply the Company with information with respect to either of them and their nominees, officers, directors and affiliates to the extent required by Section 14(f) and Rule 14f-1.

(b) In the event that Parent’s designees are elected or appointed to the Company’s Board of Directors pursuant to this Section 1.05, then, until the Effective Time, the Company shall cause the Company Board to maintain at least three directors who are members of the Company Board on the date of this Agreement and who are not officers of the Company and who are independent directors for purposes of the continued listing requirements of the NYSE (the “Continuing Directors”) provided, however, that if the number of Continuing Directors is reduced below three for any reason, the remaining Continuing Directors shall be entitled to elect or designate a person to fill such vacancy who shall be deemed to be a Continuing Director for purposes of this Agreement or, if no Continuing Directors then remain, the other directors shall designate three persons to fill such vacancies who are not officers, employees, shareholders or Affiliates of the Company, Parent or Merger Sub, and such persons shall be deemed to be Continuing Directors for purposes of this Agreement. The Company and the Company’s Board of Directors shall promptly take all action as may be necessary to comply with their obligations under this Section 1.05(b).

(c) Notwithstanding anything in this Agreement to the contrary, following the time directors designated by Parent are elected or appointed to the Company Board and prior to the Effective Time, the Company Board shall take such action as necessary so that the affirmative vote of a majority of the Continuing Directors (or of the sole Continuing Director if there shall then be only one Continuing Director) shall be required, and no further action of the Company Board shall be required, to (i) amend or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company’s rights or remedies hereunder, (iii) extend the time for performance of Parent’s or Merger Sub’s obligations hereunder, (iv) amend the Company Charter, Company By-laws or any organizational documents of the Company Subsidiaries in a manner adverse to the Company’s shareholders, (v) authorize the entry into any agreement between the Company or its Affiliates, on the one hand, and Parent, Merger Sub or their Affiliates, on the other hand or (vi) take any action adversely affecting the rights of the Company’s shareholders. To the extent permitted under applicable Law, following the time directors designated by Parent are elected or appointed to the Company Board and prior to the Effective Time, in addition to any requirements under the Company’ Charter and Company By-laws any quorum of the Company Board for the purposes of any meeting thereof or transacting of business thereby with respect to the approval of any of the foregoing actions shall be deemed to require the presence of at least one Continuing Director.

Section 1.06 Top-Up Option.

(a) The Company hereby grants to Parent and Merger Sub an irrevocable option (the “Top-Up Option”) to purchase from the Company up to that number of newly issued shares of Company Common Stock (the “Top-Up Shares”) equal to the number of shares of Company Common Stock that, when added to the shares of Company

Common Stock owned by Parent and Merger Sub immediately following consummation of the Pending Offer, shall constitute one share more than 90% of the shares of Company Common Stock outstanding on a fully diluted basis (after giving effect to the issuance of the Top-Up Shares).

(b) The Top-Up Option shall be exercisable only (x) after the purchase of and payment for shares of Company Common Stock pursuant to the Pending Offer by Parent and (y) if, after the exercise of such Top-Up Option, Parent and Merger Sub own beneficially at least 90% of the shares of Company Common Stock. The Top-Up Option shall not be exercisable to the extent (i) the number of shares of Company Common Stock subject thereto exceeds the number of authorized shares of Company Common Stock available for issuance (including as authorized and available for issuance any shares of Company Common Stock held in treasury, but excluding shares reserved for issuance) and (ii) the issuance of the Top-Up Shares shall require the approval of the Company’s shareholders under applicable Law (including the rules of the NYSE). The parties shall cooperate to ensure that the issuance of Top-Up Shares is accomplished consistent with all applicable legal requirements of all Governmental Entities, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act.

(c) To exercise the Top-Up Option, Parent or Merger Sub, as applicable, shall so notify the Company in writing (the “Top-Up Notice”), and shall set forth in the Top-Up Notice (i) the aggregate number of shares of Company Common Stock that will be owned by Parent, Merger Sub and their Affiliates immediately preceding the purchase of the Top-Up Shares and (ii) the place and time for the closing of the purchase of the Top-Up Shares (the “Top-Up Closing”). The Company shall, as soon as practicable following receipt of such Top-Up Notice, notify Parent and Merger Sub in writing of the number of shares of Company Common Stock then outstanding and the number of Top-Up Shares. At the Top-Up Closing, Parent or Merger Sub, as applicable, shall pay to the Company in cash by wire transfer the aggregate purchase price required to be paid for the Top-Up Shares and the Company shall cause to be issued to Parent or Merger Sub, as applicable, a certificate representing the Top-Up Shares, which certificate may include any legends required by applicable securities Laws. The aggregate purchase price payable for the Top-Up Shares being purchased by Parent or Merger Sub pursuant to the Top-Up Option shall be determined by multiplying (i) the number of Top-Up Shares by (ii) the Exchange Ratio by (iii) the closing sales price, rounded to four decimal points, of shares of Parent Common Stock on the NYSE on the trading day prior to the Top-Up Notice. Such purchase price may be paid by Parent or Merger Sub, at their election, either entirely in cash or by executing and delivering to the Company a promissory note having a principal amount equal to such purchase price. Any such promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

Section 1.07 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the New Jersey Business Corporation Act (the “NJBCA”), on the Closing Date, Merger Sub shall be merged with and into the Company (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (the “Surviving Company”).

Section 1.08 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 10:00 a.m., New York City time, on a date to be specified by the Company and Parent, which shall be no later than the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and Parent provided, however, that if all the conditions set forth in Article VII shall not have been satisfied or (to the extent permitted by Law) waived on such second Business Day, then the Closing shall take place on the second Business Day on which all such conditions shall have been satisfied or (to the extent permitted by Law) waived, or at such other place, time and date as shall be agreed in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.09 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, in accordance with the applicable provisions of the NJBCA, the Company and Merger Sub shall file with the Office of Commercial Recording of the Department of Treasury of the State of New Jersey a certificate of merger relating to the Merger (the “Certificate of Merger”) executed and acknowledged in accordance with the relevant provision of the NJBCA, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the NJBCA or by the Office of Commercial Recording of the Department of Treasury of the State of New Jersey in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Office of Commercial Recording of the Department of Treasury of the State of New Jersey, or at such later time as the Company and Parent shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.10 Effects. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the NJBCA.

Section 1.11 Certificate of Incorporation and By-Laws. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that the name of the Surviving Company shall be [            ]. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company.

Section 1.12 Directors and Officers of Surviving Company and Company Subsidiaries. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. To the extent requested by Parent prior to the Effective Time, the Company shall use its reasonable best efforts to cause the applicable officers and directors of each Company Subsidiary (or those Company Subsidiaries so specified by Parent) to tender their resignations as officers and/or directors of the applicable Company Subsidiaries, effective as of the Effective Time, to deliver to Parent written evidence of such resignations prior to the Effective Time, and to effectuate any resolutions of the applicable Company Subsidiaries necessary to implement the foregoing (including the appointment of new officers and directors to the applicable Company Subsidiaries to the extent requested by Parent). In connection with the foregoing, the Company shall reasonably cooperate with Parent, including by providing to Parent such information and access to the applicable Company Subsidiaries’ officers, directors and local counsel as reasonably requested by Parent.

Section 1.13 Merger Without Company Shareholder Approval. Notwithstanding anything to the contrary in this Agreement, in the event that Merger Sub, whether pursuant to the Pending Offer, upon exercise of the Top-Up Option or otherwise, shall acquire at least ninety percent (90%) of the outstanding shares of Company Common Stock, the parties hereto agree, subject to Article VII, to take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after such acquisition, without the approval of shareholders of the Company, in accordance with Section 14A:10-5.1 of the NJBCA.

Section 1.14 Alternative Structures. At the request of Parent, the Company hereby agrees to cooperate with Parent, and, as applicable, amend this Agreement, in order to implement an alternative structure to effect the transactions contemplated by this Agreement either (a) through a newly formed holding company of Parent or (b) as may otherwise be requested by Parent so long as under such other requested structure the Company’s shareholders receive the substantially equivalent economic benefit as compared to the economic benefit the Company’s shareholders would have received upon consummation of the transactions contemplated hereby under the structure contemplated by this Agreement.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES;

EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of Company Common Stock or Merger Sub Common Stock:

(a) Conversion of Merger Sub Common Stock. Each share of common stock, no par value, in Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into 1 fully paid and nonassessable share of common stock, par value $[        ] per share, of the Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Company. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company as treasury stock and each share of Company Common Stock that is owned by Parent or Merger Sub or any direct or indirect Subsidiary of Parent immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Subject to Section 2.02, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive 0.50 of a fully paid and nonassessable share (the “Exchange Ratio”) of Parent Common Stock (the “Merger Consideration”). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate in accordance with Section 2.02, without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Parent Common Stock or Company Common Stock (including the Offer Consideration and the Merger Consideration), as the case may be, will be appropriately adjusted to provide to Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event. As provided in Section 2.02(j), the right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding under applicable Tax Law.

Section 2.02 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Parent Common Stock to be issued as Merger Consideration and cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.02(f). All such Parent Common Stock and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund.”

(b) Letter of Transmittal. As promptly as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Company Common Stock a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may specify subject to the Company’s reasonable approval prior to the Effective Time), together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Company Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor (A) the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01 and (B) any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d). In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock pursuant to Section 2.01 and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d) may be issued to a transferee if the Certificate representing such Company Common Stock (or, if such Company Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each share of Company Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Company Common Stock were entitled to receive in respect of such shares pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to Section 2.02(f) and in respect of any dividends or other distributions pursuant to Section 2.02(d)). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Company Common Stock held in book-entry form).

(d) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or shares of Company Common Stock held in book-entry form) with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(f), until the surrender of such Certificate (or shares of Company Common Stock held in book-entry form) in accordance with this Article II. Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or shares of Company Common Stock held in book-entry form), there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(e) No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock issued and cash paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock (including any cash paid pursuant to Section 2.02(f)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective

Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) are presented to Parent or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(f) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of Parent Common Stock on the New York Stock Exchange (the “NYSE”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on the last complete trading day prior to the date of the Effective Time.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to Parent and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article II, in each case without any interest thereon.

(h) No Liability. None of the Company, Parent, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for two years after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(i) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

(j) Withholding Rights. Each of Parent and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction or withholding was made.

(k) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions on the Certificate deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article III are true and correct except as set forth in the Parent SEC Documents filed and publicly available after January 1, 2011 and at least two Business Days prior to the date of this Agreement (the “Filed Parent SEC Documents”) (excluding any disclosures in the Filed Parent SEC Documents in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature) or in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent and Merger Sub of this Agreement (the “Parent Disclosure Letter”). The Parent Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify other sections in this Article III to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

Section 3.01 Organization, Standing and Power. Each of Parent and each of Parent’s Subsidiaries (the “Parent Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Parent Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and the Parent Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders, registrations, clearances and approvals (collectively, “Permits”) necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Parent Permits”), except where the failure to have such power or authority or to possess Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and the Parent Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company, prior to execution of this Agreement, true and complete copies of (a) the restated articles of incorporation of Parent, as amended, in effect as of the date of this Agreement (the “Parent Articles”) and the restated bylaws of Parent in effect as of the date of this Agreement (the “Parent By-laws”) and (b) the constituent documents of Merger Sub.

Section 3.02 Parent Subsidiaries.

(a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Parent Subsidiaries have been validly issued and are owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary, free and clear of all material pledges, liens, claims, charges, mortgages, deeds of trust, rights of first offer or first refusal, options, encumbrances and security interests of any kind or nature whatsoever (collectively, with covenants, conditions, restrictions, easements, encroachments, title retention agreements or other third party rights or title defect of any kind or nature whatsoever, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Section 3.02(a) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Parent Subsidiaries.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Parent Subsidiaries, neither Parent nor any Parent Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

Section 3.03 Capital Structure.

(a) The authorized capital stock of Parent consists of [            ] shares of common stock, par value $0.01 per share (“Parent Common Stock”), and [            ] shares of preferred stock, par value $0.01 per share, of which 100,000 shares have been designated Class A preferred stock and 200,000 shares have been designated Class B preferred stock (collectively, the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on [                    ], 2012, (i) [            ] shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding and (iii) [            ] shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent Stock Plans, including (A) [            ] shares of Parent Common Stock issuable upon the exercise of outstanding Parent Stock Options (whether or not presently exercisable), (B) [            ] shares of Parent Common Stock issuable upon vesting of outstanding Parent RSUs and (C) [            ] shares of Parent Common Stock issuable upon vesting of outstanding incentive stock plan units of Parent (the “Parent ISPUs”). Except as set forth in this Section 3.03(a), at the close of business on [            ], 2012, no shares of capital stock or voting securities of, or other equity interests in, Parent were issued, reserved for issuance or outstanding. From the close of business on [                    ], 2012 to the date of this Agreement, there have been no issuances by Parent of shares of capital stock or voting securities of, or other equity interests in, Parent other than the issuance of Parent Common Stock upon the exercise of Parent Stock Options outstanding at the close of business on [                    ], 2012.

(b) All outstanding shares of Parent Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise or vesting of Parent Stock Options, Parent RSUs or Parent ISPUs will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the North Carolina Business Corporation Act (the “NCBCA”), the Parent Articles, the Parent By-laws or any Contract to which Parent is a party or otherwise bound. The shares of Parent Common Stock to be issued in connection with the Pending Offer or constituting the Merger Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NCBCA, the Parent Articles, the Parent By-laws or any Contract to which Parent is a party or otherwise bound. Except as set forth above in this Section 3.03 or pursuant to the terms of the Pending Offer or this Agreement, there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (y) any warrants, calls, options or other rights to acquire from Parent or any Parent Subsidiary, or any other obligation of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, or (z) any rights issued by or other obligations of Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary. Other than (1) the acquisition by Parent of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of Parent Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Parent Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Parent Stock Plans and (3) the acquisition by Parent of awards granted pursuant to the Parent Stock Plans in connection with the forfeiture of such awards, there are not any outstanding obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Parent or any Parent Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote (“Parent Voting Debt”). Neither Parent nor any of the Parent Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Parent. Except for this Agreement, neither Parent nor any of the Parent Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Parent or any of the Parent Subsidiaries.

Section 3.04 Authority; Execution and Delivery; Enforceability.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Pending Offer and the Merger and the other transactions contemplated by this Agreement. The Board of Directors of Parent (the “Parent Board”) has unanimously adopted resolutions (i) determining that the terms of the Pending Offer, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Parent and its shareholders, (ii) approving this Agreement, the Pending Offer, the Merger and the other transactions contemplated by this Agreement and (iii) recommending that Parent’s shareholders approve the transactions contemplated hereby pursuant to applicable Law. The shareholders of Parent have approved the transactions contemplated by this Agreement pursuant to applicable Law. The Board of Directors of Merger Sub has adopted resolutions (i) approving the execution, delivery and performance of this Agreement, (ii) determining that the terms of this Agreement are in the best interests of Merger Sub and Parent, as its sole shareholder, (iii) declaring this Agreement advisable and (iv) recommending that Parent, as sole shareholder of Merger Sub, adopt and approve this Agreement and directing that this Agreement be submitted to Parent, as sole shareholder of Merger Sub, for adoption and approval. Parent, as the sole shareholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Pending Offer, the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the NJBCA). Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies to Parent or Merger Sub with respect to this Agreement, the Pending Offer or the Merger or any of the other transactions contemplated by this Agreement.

Section 3.05 No Conflicts; Consents.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Pending Offer, the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation of any provision of, the Parent Articles, the Parent By-laws or the comparable charter or organizational documents of any Parent Subsidiary, (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument (a “Contract”) to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or any Parent Permit or

(iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”), in each case, applicable to Parent or any Parent Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 3.05(a), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Pending Offer or the Merger.

(b) No consent, approval, clearance, waiver, Permit or order (“Consent”) of or from, or registration, declaration, notice or filing made to or with any Federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Pending Offer or the Merger and the other transactions contemplated by this Agreement, other than (i) the filing with the Securities and Exchange Commission (the “SEC”) of (A) the Offer Documents, (B) if the Company Shareholder Approval is required by applicable Law, the Company Proxy Statement and the Post-Effective Amendment and (C) such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder, as may be required in connection with this Agreement, the Pending Offer, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws, (iii) the filing of the Certificate of Merger with the Office of Commercial Recording of the Department of Treasury of the State of New Jersey and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Parent Common Stock in connection with the Pending Offer and as Merger Consideration, (v) such filings with and approvals of the NYSE as are required to permit the consummation of the Pending Offer and the Merger and the listing of the shares of Parent Common Stock to be issued in connection with the Pending Offer and as Merger Consideration and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 3.05(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Pending Offer or the Merger.

Section 3.06 SEC Documents; Undisclosed Liabilities.

(a) Parent has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Parent with the SEC since January 1, 2010 (such documents, together with any documents filed with the SEC during such period by Parent on a voluntary basis on a Current Report on Form 8-K, but excluding the Offer Documents and the Post-Effective Amendment, being collectively referred to as the “Parent SEC Documents”).

(b) Each Parent SEC Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document and

(ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Parent included in the Parent SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except (i) as reflected or reserved against in Parent’s consolidated audited balance sheet as of December 31, 2010 (or the notes thereto) as included in the Filed Parent SEC Documents and (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

(d) Each of the chief executive officer of Parent and the chief financial officer of Parent (or each former chief executive officer of Parent and each former chief financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX. None of Parent or any of the Parent Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(g) Neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries in Parent’s or such Parent Subsidiary’s published financial statements or other Parent SEC Documents.

(h) Since January 1, 2010, none of Parent, Parent’s independent accountants, the Parent Board or the audit committee of the Parent Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of Parent, (y) “material weakness” in the internal controls over financial reporting of Parent or (z) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(i) None of the Parent Subsidiaries is, or has at any time since January 1, 2010 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 3.07 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Schedule 14D-9 or Company Proxy Statement will, as of the relevant times under applicable U.S. federal securities Laws, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents and the Post-Effective Amendment will not (and did not), as of the relevant times under applicable U.S. federal securities Laws, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except, in each case, that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein. The Offer Documents filed after the date hereof and the Post-Effective Amendment will, when filed with the SEC, comply, and the Offer Documents filed on or prior to the date herereof, when filed with the SEC, complied, as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws.

Section 3.08 Absence of Certain Changes or Events. Since January 1, 2011 through the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. From January 1, 2011 to the date of this Agreement, each of Parent and the Parent Subsidiaries has conducted its respective business in the ordinary course in all material respects.

Section 3.09 Taxes. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(a) Each of Parent and each Parent Subsidiary has duly and timely filed, or caused to be filed, taking into account any extensions, all Tax Returns required to have been filed and such Tax Returns are true, correct and complete. To the Knowledge of Parent, no claim has been made by a Governmental Entity in a jurisdiction where Parent or any Parent Subsidiary does not file Tax Returns that Parent or any Parent Subsidiary is or may be subject to Taxes in such jurisdiction.

(b) Each of Parent and each Parent Subsidiary has duly and timely paid all Taxes required to have been paid by it other than Taxes that are not yet due and payable or that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(c) Neither Parent nor any Parent Subsidiary has received any written notice of any audit, judicial proceeding or other examination against or with respect to Parent or any Parent Subsidiary with respect to Taxes. As of the date of this Agreement, there are no pending requests for waivers of time to assess any Tax. Neither Parent nor any Parent Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment or collection of any Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(d) There are no liens or other security interests upon any property or assets of Parent or any Parent Subsidiary for Taxes, except for liens for Taxes not yet due and payable.

(e) Parent and each Parent Subsidiary has duly and timely withheld and paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(f) Neither Parent nor any Parent Subsidiary is obligated by any written contract, agreement or other arrangement to indemnify any other person (other than Parent and Parent Subsidiaries) with respect to Taxes. Neither Parent nor any Parent Subsidiary is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and wholly owned Parent Subsidiaries). Neither Parent nor any Parent Subsidiary is liable under Treasury Regulation section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) for any Tax of any person other than Parent and Parent Subsidiaries.

(g) Within the past two years, neither Parent nor any Parent Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(h) Neither Parent nor any Parent Subsidiary has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law).

(i) Neither Parent nor any Parent Subsidiary has taken any action or knows of any fact that would reasonably be expected to prevent the Pending Offer and the Merger, taken together, from qualifying for the Intended Tax Treatment.

Section 3.10 Benefits Matters; ERISA Compliance.

(a) Section 3.10 of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying any Parent Benefit Plan. Parent has delivered or made available to the Company true and complete copies of (i) all material Parent Benefit Plans or, in the case of any unwritten material Parent Benefit Plan, a description thereof, (ii) the most recent annual report on Form 5500 (other than Schedule SSA thereto) filed with the Internal Revenue Service (the “IRS”) with respect to each material Parent Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each material Parent Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any material Parent Benefit Plan and (v) the most recent financial statements and actuarial reports for each Parent Benefit Plan (if any). For purposes of this Agreement, “Parent Benefit Plans” means, collectively (i) all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), other than any plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Parent Multiemployer Plan”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of Parent or any Parent Subsidiary and (ii) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements (including collective bargaining agreements) between Parent or any Parent Subsidiary and any current or former directors, officers, employees or consultants of Parent or any Parent Subsidiary.

(b) All Parent Benefit Plans which are intended to be qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, have been the subject of, have timely applied for or have not been eligible to apply for, as of the date of this Agreement, determination letters from the IRS to the effect that such Parent Benefit Plans and the trusts created thereunder are so qualified and tax-exempt, and no such determination letter has been revoked nor, to the Knowledge of Parent, has revocation been threatened, nor has any such Parent Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

(c) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) no Parent Benefit Plan which is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code (a “Parent Pension Plan”) had, as of the respective last annual valuation date for each such Parent Pension Plan, an “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to the Company, (ii) none of the Parent Pension Plans either (A) has an “accumulated funding deficiency” or (B) has failed to meet any “minimum funding standards”, as applicable (as such terms are defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (iii) none of Parent, any Parent Subsidiary, any officer of Parent or any Parent Subsidiary or any of the Parent Benefit Plans which are subject to ERISA, including the Parent Pension Plans, any trust created thereunder or, to the Knowledge of Parent, any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Parent, any Parent Subsidiary or any officer of Parent or any Parent Subsidiary to the Tax or penalty on prohibited transactions imposed by the Code, ERISA or other applicable Law, (iv) no Parent Benefit Plans and trusts have been terminated, nor is there any intention or expectation to terminate Parent Benefit Plans and trusts, (v) no Parent Benefit Plans and trusts are the subject of any proceeding by any Person, including any Governmental Entity, that could be reasonably expected to result in a termination of any Parent Benefit Plan or trust, (vi) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Parent Pension Plan during the last six years as to which the 30-day advance-notice requirement has not been waived and (vii) neither Parent nor any Parent Subsidiary has, or within the past six years had, contributed to, been required to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any Parent Multiemployer Plan.

(d) With respect to each Parent Benefit Plan that is an employee welfare benefit plan, such Parent Benefit Plan (including any Parent Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of Parent or the Parent Subsidiaries or terminated, in each case, without material liability to Parent and the Parent Subsidiaries on or at any time after the Effective Time.

(e) No Parent Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law).

(f) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) each Parent Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Laws applicable to such Parent Benefit Plan and (ii) Parent and each of the Parent Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to the Parent Benefit Plans.

(g) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there are no pending or, to the Knowledge of Parent, threatened claims by or on behalf of any participant in any of the Parent Benefit Plans, or otherwise involving any such Parent Benefit Plan or the assets of any Parent Benefit Plan, other than routine claims for benefits.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Pending Offer or Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of Parent or any of the Parent Subsidiaries to any compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Parent Benefit Plan or (C) result in any breach or violation of, default under or limit Parent’s right to amend, modify or terminate any Parent Benefit Plan.

(i) There has been no disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Parent or any Parent Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise that has had or would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(j) Each Parent Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has since (i) January 1, 2005 been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1, (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005-1) and (iii) January 1, 2009, been in documentary and operational compliance in all material respects with Section 409A of the Code.

(k) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, all contributions required to be made to any Parent Benefit Plan by applicable Law, regulation, any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements set forth in the Parent SEC Documents. Each Parent Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) is unfunded.

(l) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, there does not now exist, nor do any circumstances exist that are reasonably likely to result in, any Controlled Group Liability that would be a liability of Parent or any Parent Subsidiary following the Closing. Without limiting the generality of the foregoing, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary, nor any of their respective ERISA Affiliates, has engaged in any transaction described in (i) Section 4069 or (ii) Section 4204 or 4212 of ERISA with respect to any Parent Multiemployer Plans.

(m) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, all Parent Benefit Plans subject to the laws of any jurisdiction outside the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 3.11 Litigation. There is no, and since January 1, 2010, there has been no, suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or any of their respective properties or assets (i) that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect or (ii) that, as of the date of this Agreement, challenges or seeks to prevent, enjoin, alter in any material respect or materially delay the Pending Offer or the Merger or any of the other transactions contemplated hereby. There is no, and since January 1, 2010, there has been no, Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent or any Parent Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 3.12 Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries are, and since January 1, 2010, have been, in compliance with all applicable Laws and Parent Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no, and since January 1, 2010, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of Parent, threatened alleging that Parent or a Parent Subsidiary is not in compliance with any applicable Law or Parent Permit or which challenges or questions the validity of any rights of the holder of any Parent Permit. To the Knowledge of Parent, Parent is, and since January 1, 2010, has been, in material compliance with the Foreign Corrupt Practices Act of 1977, as amended (a “FCPA”) and any rules and regulations thereunder. This section does not relate to Tax matters, employee benefits matters, environmental matters or Intellectual Property Rights matters, which are the subjects of Sections 3.09, 3.10, 3.13 and 3.16, respectively.

Section 3.13 Environmental Matters.

(a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(i) Parent and the Parent Subsidiaries are in compliance with all Environmental Laws, and neither Parent nor any Parent Subsidiary has received any written communication from a Governmental Entity that alleges that Parent or any Parent Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law;

(ii) Parent and the Parent Subsidiaries have obtained and are in compliance with all Permits issued pursuant to any Environmental Law applicable to Parent, the Parent Subsidiaries and the Parent Properties and all such Permits are valid and in good standing and will not be subject to modification or revocation as a result of the transactions contemplated by this Agreement (it being agreed that for purposes of this Section 3.13(a)(ii), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur);

(iii) there are no Environmental Claims pending or, to the Knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries;

(iv) there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against Parent or any of the Parent Subsidiaries or against any Person whose liabilities for such Environmental Claims Parent or any of the Parent Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law;

(v) neither Parent nor any of the Parent Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Parent or any of the Parent Subsidiaries; and

(vi) to the Knowledge of Parent, there are no significant and substantial mining safety or health hazards, as defined under the Federal Mine Safety & Health Act of 1977 (“MSHA”) at any of the real properties owned or leased by Parent or any Parent Subsidiary, or similar safety or health hazards at any such property arising under the Occupational Safety and Health Act of 1970 (“OSHA ”) or any other federal, state or local Law similar to MSHA or OSHA, which would reasonably be expected to result in Parent or any Parent Subsidiary incurring any liability.

(b) As used herein:

(i) “Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (x) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (y) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.

(ii) “Environmental Laws” means all applicable Federal, national, state, provincial or local Laws, Judgments, or Contracts issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

(iii) “Hazardous Materials” means (x) any petroleum or petroleum products, explosive or radioactive materials or wastes, asbestos in any form, and polychlorinated biphenyls; and (y) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law.

(iv) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

Section 3.14 Contracts.

(a) As of the date of this Agreement, neither Parent nor any Parent Subsidiary is a party to any Contract required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Parent Contract”) that has not been so filed.

(b) Section 3.14 of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and Parent has made available to the Company true and complete copies, of (i) each agreement, Contract, understanding, or undertaking to which Parent or any of the Parent Subsidiaries is a party that restricts in any material respect the ability of Parent or its Affiliates to compete in any business or with any Person in any geographical area, (ii) each loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement pursuant to which any material Indebtedness of Parent or any of the Parent Subsidiaries is outstanding or may be incurred, other than any such agreement between or among Parent and the wholly owned Parent Subsidiaries, (iii) each partnership, joint venture or similar agreement, understanding or undertaking to which Parent or any of the Parent Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case, material to Parent and the Parent Subsidiaries, taken as a whole, (iv) each agreement, understanding or undertaking relating to the disposition or acquisition by Parent or any of the Parent Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business and (v) each agreement containing any “standstill” provisions or provisions of similar effect to which Parent or any of the Parent Subsidiaries is a party or of which Parent or any of the Parent Subsidiaries is a beneficiary. Each agreement, understanding or undertaking of the type described in this Section 3.14(b) and each Filed Parent Contract is referred to herein as a “Parent Material Contract.”

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) each Parent Material Contract (including, for purposes of this Section 3.14(c), any Contract entered into after the date of this Agreement that would have been a Parent Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Parent or one of the Parent Subsidiaries, as the case may be, and, to the Knowledge of Parent, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Parent Material Contract is in full force and effect, and (iii) none of Parent or any of the Parent Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Parent Material Contract and, to the Knowledge of Parent, no other party to any such Parent Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 3.15 Properties.

(a) Parent and each Parent Subsidiary has good and valid title to, and with respect to real property owned by Parent or any Parent Subsidiary, marketable and insurable fee simple interest in, or valid license or leasehold interests in, all their respective properties and assets (the “Parent Properties”) except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

The Parent Properties are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Parent and the Parent Subsidiaries as presently conducted, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. All of the Parent Properties owned by Parent or any Parent Subsidiary are owned free and clear of all Liens, except for Liens on material Parent Properties that, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material Parent Properties to which they relate in the conduct of Parent and the Parent Subsidiaries as presently conducted and Liens on other Parent Properties that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. This Section 3.15(a) does not relate to Intellectual Property Rights matters, which are the subject of Section 3.16.

(b) Parent and each of the Parent Subsidiaries has complied with the terms of all leases, subleases and licenses entitling it to the use of real property owned by third parties (“Parent Leases”), and all Parent Leases are valid and in full force and effect, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and each Parent Subsidiary is in exclusive possession of the properties or assets purported to be leased under all the Parent Leases, except for such failures to have such possession of material properties or assets as, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material properties and assets to which they relate in the conduct of Parent’s and Parent Subsidiaries’ business as presently conducted and failures to have such possession of immaterial properties or assets as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 3.16 Intellectual Property. Parent and the Parent Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent applications, trademarks, trademark rights, trade names, service marks, copyrights, trade secrets, designs, domain names, data, databases, processes, methods, schematics, technology, software, know-how, documentation, and other intellectual property rights (collectively, “Intellectual Property Rights”) as used in their business as presently conducted, except where the failure to have the right to use such Intellectual Property Rights, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. No actions, suits or other proceedings are pending or, to the Knowledge of Parent, threatened that alleges that Parent or any of the Parent Subsidiaries is infringing, misappropriating or otherwise violating any Person’s Intellectual Property Rights, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, no Person is infringing, misappropriating or otherwise violating any Intellectual Property Right owned by Parent or any of the Parent Subsidiaries, except for such infringement, misappropriation or violation that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Parent Material Adverse Effect. Since January 1, 2010, no prior or current employee or officer or any prior or current consultant or contractor of Parent or any of the Parent Subsidiaries has asserted or, to the Knowledge of Parent, has any ownership in any Intellectual Property Rights owned by Parent or any of the Parent Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.17 Labor Matters. As of the date of this Agreement, Section 3.17 of the Parent Disclosure Letter sets forth a true and complete list of all collective bargaining or other labor union contracts applicable to any employees of Parent or any of the Parent Subsidiaries. To the Knowledge of Parent, as of the date of this Agreement, no labor organization or group of employees of Parent or any Parent Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of Parent, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving Parent or any Parent Subsidiary. None of Parent or any of the Parent Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union Contract applicable to any employees of Parent or any of the Parent Subsidiaries, except for any breaches, failures to comply or disputes that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. There are no written grievances or written complaints outstanding or, to the Knowledge of Parent, threatened that individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of all collective bargaining agreements and other labor union contracts (including all amendments thereto) applicable to any employees of Parent or any Parent Subsidiary (the “Parent CBAs”). Except as otherwise set forth in the Parent CBAs, neither Parent nor any Parent Subsidiary (a) as of the date of this Agreement, has entered into any agreement, arrangement or understanding, whether written or oral, with any union, trade union, works council or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Pending Offer or the Merger or other transactions contemplated by this Agreement or the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them) or (b) has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any Parent Benefit Plan. Except for the labor organizations identified in the Parent CBAs, no labor organization or group of employees represents or purports to represent any employees of Parent or any of the Parent Subsidiaries.

Section 3.18 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC (the “Parent Financial Advisors”), the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Pending Offer or the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. Parent will furnish to the Company, promptly after the execution of this Agreement, true and complete copies of all agreements between or among Parent and/or Merger Sub and the Parent Financial Advisors relating to the Pending Offer or the Merger or any of the other transactions contemplated by this Agreement.

Section 3.19 Opinions of Financial Advisors. The Parent Board has received an opinion from each of the Parent Financial Advisors to the effect that, as of the date of each such opinion, and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Exchange Ratio in the Pending Offer and the Merger was fair, from a financial point of view, to Parent. Promptly after the execution of this Agreement, Parent will furnish the Company, solely for information purposes, true and complete copies of the written opinions of the Parent Financial Advisors.

Section 3.20 Insurance. Each of Parent and the Parent Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each insurance policy of Parent or any Parent Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policies are purported to be in effect, and neither Parent nor any of the Parent Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy. There is no claim by Parent or any of the Parent Subsidiaries pending under any such policies that (a) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (b) if not paid would constitute a Parent Material Adverse Effect.

Section 3.21 Merger Sub. Parent is the sole shareholder of Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 3.22 Affiliate Transactions. Except for (i) employment-related Contracts filed or incorporated by reference as an exhibit to the Filed Parent SEC Documents or (ii) Parent Benefit Plans, Section 3.22 of the Parent Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement between Parent any of its Subsidiaries, on the one hand, and, on the other hand, any

(x) present executive officer or director of either Parent or any of the Parent Subsidiaries or any person that has served as such an executive officer or director within the last five years or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than 5% of the shares of Parent Common Stock as of the date hereof or (z) to the Knowledge of Parent, any affiliate of any such officer, director or owner (other than Parent or any of the Parent Subsidiaries).

Section 3.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, the Company acknowledges that none of Parent, the Parent Subsidiaries or any other Person on behalf of Parent makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct except as set forth in the Company SEC Documents filed and publicly available after January 1, 2011 and at least two Business Days prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any disclosures in the Filed Company SEC Documents in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature) or in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify other sections in this Article IV to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

Section 4.01 Organization, Standing and Power. Each of the Company and each of the Company’s Subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Company Permits”), except where the failure to have such power or authority or to possess the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the restated certificate of incorporation of the Company in effect as of the date of this Agreement (the “Company Charter”) and the by-laws of the Company in effect as of the date of this Agreement (the “Company By-laws”).

Section 4.02 Company Subsidiaries.

(a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company Subsidiaries have been validly issued and are owned by the Company, by another Company Subsidiary or by the Company and another the Company Subsidiary, free and clear of all material Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Section 4.02(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Company Subsidiaries.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

Section 4.03 Capital Structure.

(a) The authorized capital stock of the Company consists of 480,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, no par value (the “Company Preferred Stock” and together with Company Common Stock, the “Company Capital Stock”). At the close of business on [                    ], 2012, (i) [            ] shares of Company Common Stock were issued and outstanding (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) [            ] shares of Company Common Stock were held by the Company in its treasury and (iv) [            ] shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, including (A) [            ] shares of Company Common Stock issuable upon the exercise of outstanding Company Stock Options (whether or not presently exercisable), (B) [            ] shares of Company Common Stock issuable upon vesting of outstanding Company Performance Share Units, (C) [            ] shares of Company Common Stock issuable upon vesting of outstanding Company Deferred Stock Units and (D) [            ] shares of Company Common Stock issuable pursuant to Company SOSARs. Except as set forth in this Section 4.03(a), at the close of business on [                    ], 2012, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. From the close of business on [                    ], 2012 to the date of this Agreement, there have been no issuances by the Company of shares of capital stock or voting securities of, or other equity interests in, the Company, other than the issuance of Company Common Stock upon the exercise of the Company Stock Options outstanding at the close of business on [                    ], 2012 and in accordance with their terms in effect at such time.

(b) All outstanding shares of Company Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise or vesting of the Company Stock Options, Company Performance Share Units, Company Deferred Stock Units or Company SOSARS will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NJBCA, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound. Except as set forth above in this Section 4.03, there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (z) any rights issued by or other obligations of the Company or any Company Subsidiary that are linked in any way to the price of any class of the Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any

Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary. Other than (1) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans and (3) the acquisition by the Company of awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote (the “Company Voting Debt”). Neither the Company nor any of the Company Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company. Neither the Company nor any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

(c) No subsidiary of the Company owns any shares of Company Common Stock.

Section 4.04 Authority; Execution and Delivery; Enforceability.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Pending Offer and the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the Company Shareholder Approval (if required by applicable Law). The Company hereby approves and consents to the Pending Offer and represents that the Board of Directors of the Company (the “Company Board”) has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of the Company was present, (i) approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Pending Offer and the Merger, (ii) determining that entering into this Agreement is in the best interests of the Company and its shareholders, (iii) declaring this Agreement advisable and (iv) recommending that the Company’s shareholders (A) accept the Pending Offer and (B) if required by applicable Law, adopt and approve this Agreement (the “Company Recommendation”) and directing that this Agreement, if required by applicable Law, be submitted to the Company’s shareholders for adoption and approval at a duly held meeting of such shareholders for such purpose (the “Company Shareholders Meeting”); provided, however, the Company Recommendation may be withheld, withdrawn, amended or modified in accordance with Section 5.02. As of the date of this Agreement, such resolutions have not been amended or withdrawn. To the Knowledge of the Company, as of the date of this Agreement, all of the Company’s directors and officers intend to exchange all shares of Company Common Stock beneficially owned by them to Merger Sub pursuant to the Pending Offer. Except for the adoption and approval of this Agreement by the shareholders of the Company in accordance with the Company’s Charter and the NJBCA (the “Company Shareholder Approval”) if applicable, no other corporate proceedings on the part of the Company are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Pending Offer or the Merger or the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the NJBCA). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies to the Company with respect to this Agreement, the Pending Offer or the Merger or any of the other transactions contemplated by this Agreement.

Section 4.05 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Pending Offer, the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation of any provision of, the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Shareholder Approval is obtained if required by applicable Law), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or any Company Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Shareholder Approval is obtained if required by applicable Law), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that for purposes of this Section 4.05(a), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Pending Offer or the Merger.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Pending Offer or the Merger and the other transactions contemplated by this Agreement, other than (i) the filing with the SEC of (A) if the Company Shareholder Approval is required by applicable Law, the Company Proxy Statement and the Post-Effective Amendment, (B) the Schedule 14D-9, (C) the Offer Documents and (D) such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Pending Offer, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the HSR Act, and such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws, (iii) the filing of the Certificate of Merger with the Office of Commercial Recording of the Department of Treasury of the State of New Jersey and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Parent Common Stock in connection with the Pending Offer and as Merger Consideration, (v) such filings with and approvals of the NYSE as are required to permit the consummation of the Pending Offer and the Merger and the listing of the shares of Parent Common Stock to be issued in connection with the Pending Offer and as Merger Consideration and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that for purposes of this Section 4.05(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Pending Offer or the Merger.

Section 4.06 SEC Documents; Undisclosed Liabilities.

(a) The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2010 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, but excluding the Company Proxy Statement and the Schedule 14D-9 being collectively referred to as the “Company SEC Documents”).

(b) Each Company SEC Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except (i) as reflected or reserved against in the Company’s consolidated audited balance sheet as of December 31, 2010 (or the notes thereto) as included in the Filed Company SEC Documents and (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Each of the chief executive officer of the Company and the chief financial officer of the Company (or each former chief executive officer of the Company and each former chief financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. None of the Company or any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(g) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any

Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other the Company SEC Documents.

(h) Since January 1, 2010, none of the Company, the Company’s independent accountants, the Company Board or the audit committee of the Company Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of the Company, (y) “material weakness” in the internal controls over financial reporting of the Company or (z) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(i) None of the Company Subsidiaries is, or has at any time since January 1, 2010 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 4.07 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents or the Post-Effective Amendment will (or did), as of the relevant times under applicable U.S. federal securities Laws, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and Company Proxy Statement will not, as of the relevant times under applicable U.S. federal securities Laws, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading except, in each case, that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein. The Schedule 14D-9 and the Company Proxy Statement will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws.

Section 4.08 Absence of Certain Changes or Events. Since January 1, 2011 through the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. From January 1, 2011 to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course in all material respects.

Section 4.09 Taxes. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) Each of the Company and each Company Subsidiary has duly and timely filed, or caused to be filed, taking into account any extensions, all Tax Returns required to have been filed and such Tax Returns are true, correct and complete. To the Knowledge of the Company, no claim has been made by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Taxes in such jurisdiction.

(b) Each of the Company and each Company Subsidiary has duly and timely paid all Taxes required to have been paid by it other than Taxes that are not yet due and payable or that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(c) Neither the Company nor any Company Subsidiary has received any written notice of any audit, judicial proceeding or other examination against or with respect to the Company or any Company Subsidiary with respect to Taxes. As of the date of this Agreement, there are no pending requests for waivers of time to assess any Tax.

Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment or collection of any Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(d) There are no liens or other security interests upon any property or assets of the Company or any Company Subsidiary for Taxes, except for liens for Taxes not yet due and payable.

(e) The Company and each Company Subsidiary has duly and timely withheld and paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(f) Neither the Company nor any Company Subsidiary is obligated by any written contract, agreement or other arrangement to indemnify any other person (other than the Company and Company Subsidiaries) with respect to Taxes. Neither the Company nor any Company Subsidiary is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and wholly owned Company Subsidiaries). Neither the Company nor any Company Subsidiary is liable under Treasury Regulation section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) for any Tax of any person other than the Company and Company Subsidiaries.

(g) Within the past two years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(h) Neither the Company nor any Company Subsidiary has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law).

(i) Neither the Company nor any Company Subsidiary has taken any action or knows of any fact that would reasonably be expected to prevent the Pending Offer and the Merger, taken together, from qualifying for the Intended Tax Treatment.

Section 4.10 Benefits Matters; ERISA Compliance.

(a) Section 4.10(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying any Company Benefit Plan. The Company has delivered or made available to Parent true and complete copies of (i) all material the Company Benefit Plans or, in the case of any unwritten material the Company Benefit Plan, a description thereof, (ii) the most recent annual report on Form 5500 (other than Schedule SSA thereto) filed with the IRS with respect to each material the Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each material the Company Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any material the Company Benefit Plan and (v) the most recent financial statements and actuarial reports for each Company Benefit Plan (if any). For purposes of this Agreement, “Company Benefit Plans” means, collectively (i) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), other than any plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Company Multiemployer Plan”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of the Company or any Company Subsidiary and (ii) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements (including collective bargaining agreements) between the Company or any Company Subsidiary and any current or former directors, officers, employees or consultants of the Company or any Company Subsidiary.

(b) All the Company Benefit Plans which are intended to be qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, have been the subject of or have timely applied for, as of the date of this Agreement, determination letters from the IRS to the effect that such Company Benefit Plans and the trusts created thereunder are so qualified and tax-exempt, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any such Company Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

(c) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) no the Company Benefit Plan which is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code (a “Company Pension Plan”) had, as of the respective last annual valuation date for each such Company Pension Plan, an “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Parent, (ii) none of the Company Pension Plans either (A) has an “accumulated funding deficiency” or (B) has failed to meet any “minimum funding standards”, as applicable (as such terms are defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (iii) none of the Company, any Company Subsidiary, any officer of the Company or any Company Subsidiary or any of Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trust created thereunder or, to the Knowledge of the Company, any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to the Tax or penalty on prohibited transactions imposed by the Code, ERISA or other applicable Law, (iv) no Company Benefit Plans and trusts have been terminated, nor is there any intention or expectation to terminate any Company Benefit Plans and trusts, (v) no Company Benefit Plans and trusts are the subject of any proceeding by any Person, including any Governmental Entity, that could be reasonably expected to result in a termination of any Company Benefit Plan or trust, (vi) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Company Pension Plan during the last six years as to which the 30-day advance-notice requirement has not been waived and (vii) neither the Company nor any Company Subsidiary has, or within the past six years had, contributed to, been required to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any Company Multiemployer Plan.

(d) With respect to each Company Benefit Plan that is an employee welfare benefit plan, such Company Benefit Plan (including any Company Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of the Company or the Company Subsidiaries or terminated, in each case, without material liability to the Company and the Company Subsidiaries on or at any time after the Effective Time.

(e) No Company Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law).

(f) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Laws applicable to such Company Benefit Plan and (ii) the Company and each of the Company Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to Company Benefit Plans.

(g) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan, other than routine claims for benefits.

(h) None of the execution and delivery of this Agreement, the obtaining of the Company Shareholder Approval or the consummation of the Pending Offer or the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of the Company or any of the Company Subsidiaries to any compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Company Benefit Plan or (C) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Benefit Plan.

(i) There has been no disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by the Company or any Company Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, that has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has since (i) January 1, 2005 been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1, (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005-1) and (iii) January 1, 2009, been in documentary and operational compliance in all material respects with Section 409A of the Code.

(k) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all contributions required to be made to any Company Benefit Plan by applicable Law, regulation, any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements set forth in the Company SEC Documents. Each Company Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) is unfunded.

(l) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, there does not now exist, nor do any circumstances exist that are reasonably likely to result in, any Controlled Group Liability that would be a liability of the Company or any Company Subsidiary following the Closing. Without limiting the generality of the foregoing, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary, nor any of their respective ERISA Affiliates, has engaged in any transaction described in (i) Section 4069 or (ii) Section 4204 or 4212 of ERISA with respect to any Company Multiemployer Plans.

(m) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all the Company Benefit Plans subject to the laws of any jurisdiction outside the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 4.11 Litigation. There is no, and since January 1, 2010, there has been no, suit, action or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties or assets (i) that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect and (ii) that, as of the date of this Agreement, challenges or seeks to prevent, enjoin, alter in any material respect or materially delay the Pending Offer or the Merger or any of the other transactions contemplated hereby. There is no, and since January 1, 2010, there has been no Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 4.12 Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are, and since January 1, 2010, have been, in compliance with all applicable Laws and the Company Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no, and since January 1, 2010, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of the Company, threatened alleging that the Company or a Company Subsidiary is not in compliance with any applicable Law or the Company Permit or which challenges or questions the validity of any rights of the holder of any Company Permit. To the Knowledge of the Company, the Company is, and since January 1, 2010, has been, in material compliance with the FCPA and any rules and regulations thereunder. This section does not relate to Tax matters, employee benefits matters, environmental matters or Intellectual Property Rights matters, which are the subjects of Sections 4.09, 4.10, 4.13 and 4.16, respectively.

Section 4.13 Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) the Company and the Company Subsidiaries are in compliance with all Environmental Laws, and neither the Company nor any Company Subsidiary has received any written communication from a Governmental Entity that alleges that the Company or any Company Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law;

(b) the Company and the Company Subsidiaries have obtained and are in compliance with all Permits issued pursuant to any Environmental Law applicable to the Company, the Company Subsidiaries and the Company Properties and all such Permits are valid and in good standing and will not be subject to modification or revocation as a result of the transactions contemplated by this Agreement (it being agreed that for purposes of this Section 4.13(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

(c) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries;

(d) there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any Person whose liabilities for such Environmental Claims the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law;

(e) neither the Company nor any of the Company Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries; and

(f) to the Knowledge of the Company, there are no significant and substantial mining safety or health hazards, as defined under the MSHA at any of the real properties owned or leased by the Company or any Company Subsidiary, or similar safety or health hazards at any such property arising under the OSHA or any other federal, state or local law similar to MSHA or OSHA, which would reasonably be expected to result in the Company or any Company Subsidiary incurring any liability.

Section 4.14 Contracts.

(a) As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b) Section 4.14 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of (i) each agreement, Contract, understanding, or undertaking to which the Company or any of the Company Subsidiaries is a party that restricts in any material respect the ability of the Company or its Affiliates to compete in any business or with any Person in any geographical area, (ii) each loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement pursuant to which any material Indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred, other than any such agreement between or among the Company and the wholly owned Company Subsidiaries, (iii) each partnership, joint venture or similar agreement, understanding or undertaking to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case, material to the Company and the Company Subsidiaries, taken as a whole, (iv) each agreement, understanding or undertaking relating to the disposition or acquisition by the Company or any of the Company Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business and (v) each agreement containing any “standstill” provisions or provisions of similar effect to which the Company or any of the Company Subsidiaries is a party or of which the Company or any of the Company Subsidiaries is a beneficiary. Each agreement, understanding or undertaking of the type described in this Section 4.14(b) and each Filed Company Contract is referred to herein as a “Company Material Contract.”

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Contract (including, for purposes of this Section 4.14(c), any Contract entered into after the date of this Agreement that would have been a Company Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Company Material Contract is in full force and effect and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Company Material Contract and, to the Knowledge of the Company, no other party to any such Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 4.15 Properties.

(a) The Company and each Company Subsidiary has good and valid title to, and with respect to real property owned by the Company or any Company Subsidiary, marketable and insurable fee simple interest in, or valid license or leasehold interests in, all their respective properties and assets (the “Company Properties”) except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company Properties are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of the Company and the Company Subsidiaries as presently conducted, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All of the Company Properties owned by the Company or any Company Subsidiary are owned free and clear of all Liens, except for Liens on material Company Properties that, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material Company Property to which they relate in the conduct of the Company and the Company Subsidiaries as presently conducted and Liens on other Company Properties that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. This Section 4.15(a) does not relate to Intellectual Property Rights matters, which are the subject of Section 4.16.

(b) The Company and each of the Company Subsidiaries has complied with the terms of all leases, subleases and licenses entitling it to the use of real property owned by third parties (the “Company Leases”), and all the Company Leases are valid and in full force and effect, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is in exclusive possession of the properties or assets purported to be leased under all the Company Leases, except for such failures to have such possession of material properties or assets as, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material assets to which they relate in the conduct of the Company’s and the Company Subsidiaries’ business as presently conducted and failures to have such possession of immaterial properties or assets as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.16 Intellectual Property. The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights as used in their business as presently conducted, except where the failure to have the right to use such Intellectual Property Rights, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. No actions, suits or other proceedings are pending or, to the Knowledge of the Company, threatened that alleges that the Company or any of the Company Subsidiaries is infringing, misappropriating or otherwise violating any Person’s Intellectual Property Rights, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Intellectual Property Right owned by the Company or any of the Company Subsidiaries, except for such infringement, misappropriation or violation that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. Since January 1, 2010, no prior or current employee or officer or any prior or current consultant or contractor of the Company or any of the Company Subsidiaries has asserted or, to the Knowledge of the Company, has any ownership in any Intellectual Property Rights owned by the Company or any of the Company Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.17 Labor Matters. As of the date of this Agreement, Section 4.17 of the Company Disclosure Letter sets forth a true and complete list of all collective bargaining or other labor union contracts applicable to any employees of the Company or any of the Company Subsidiaries. To the Knowledge of the Company, as of the date of this Agreement, no labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any Company Subsidiary. None of the Company or any of the Company Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union Contract applicable to any employees of the Company or any of the Company Subsidiaries, except for any breaches, failures to comply or disputes that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no written grievances or written complaints outstanding or, to the Knowledge of the Company, threatened that individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of all collective bargaining agreements and other labor union contracts (including all amendments thereto) applicable to any employees of the Company or any Company

Subsidiary (the “Company CBAs”). Except as otherwise set forth in the Company CBAs, neither the Company nor any Company Subsidiary (a) as of the date of this Agreement, has entered into any agreement, arrangement or understanding, whether written or oral, with any union, trade union, works council or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Pending Offer or the Merger or other transactions contemplated by this Agreement or the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them) or (b) has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any Company Benefit Plan. Except for the labor organizations identified in the Company CBAs, no labor organization or group of employees represents or purports to represent any employees of the Company or any of the Company Subsidiaries.

Section 4.18 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than [            ] (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Pending Offer or the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company will furnish to Parent, promptly after the execution of this Agreement, true and complete copies of all agreements between or among the Company and the Company Financial Advisor relating to the Pending Offer or the Merger or any of the other transactions contemplated by this Agreement.

Section 4.19 Opinion of Financial Advisors. The Company Board has received the written opinion of the Company Financial Advisor (the “Company Financial Advisor Opinion”) (with a copy provided solely for information purposes to Parent promptly after execution of this Agreement), to the effect that, as of the date of this Agreement, the Exchange Ratio in the Pending Offer and the Merger is fair, from a financial point of view, to the holders of Company Common Stock.

Section 4.20 Insurance. Each of the Company and the Company Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each insurance policy of the Company or any Company Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy are purported to be in effect, and neither the Company nor any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy. There is no claim by the Company or any of the Company Subsidiaries pending under any such policies that (a) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (b) if not paid would constitute a Company Material Adverse Effect.

Section 4.21 Affiliate Transactions. Except for (i) employment-related Contracts filed or incorporated by reference as an exhibit to the Filed Company SEC Documents or (ii) the Company Benefits Plans, Section 4.21 of the Company Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (x) present executive officer or director of either the Company or any of the Company Subsidiaries or any person that has served as such an executive officer or director within the last five years or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than 5% of the shares of Company Common Stock as of the date hereof or (z) to the Knowledge of the Company, any affiliate of any such officer, director or owner (other than the Company or any of the Company Subsidiaries).

Section 4.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, Parent acknowledges that none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Conduct of Business.

(a) Conduct of Business by Parent. Except for matters set forth in the Parent Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, Parent shall, and shall cause each Parent Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees; provided, however, that no action by Parent or any Parent Subsidiary with respect to matters specifically addressed by the following sentence shall be deemed a breach of this sentence unless such action would constitute a breach of the following sentence. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Parent Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, Parent shall not, and shall not permit any Parent Subsidiary to, do any of the following:

(i)(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (x) regular quarterly cash dividends payable by Parent in respect of shares of Parent Common Stock not exceeding $[        ] per share of Parent Common Stock with usual declaration, record and payment dates and in accordance with Parent’s current dividend policy, subject to Section 6.14 hereof, and (y) dividends and distributions by a direct or indirect wholly owned Parent Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the acquisition by Parent of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of Parent Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Parent Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Parent Stock Plans and (3) the acquisition by Parent of awards granted pursuant to the Parent Stock Plans in connection with the forfeiture of such awards;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of Parent or any Parent Subsidiary (other than the issuance of Parent Common Stock upon the exercise of Parent Stock Options and the vesting or delivery of other awards pursuant to the Parent Stock Plans, in each case outstanding at the close of business on the date of this Agreement), (B) any other equity interests or voting securities of Parent or any Parent Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (E) any rights issued by Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of

Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary or (F) any Parent Voting Debt;

(iii)(A) amend the Parent Articles or the Parent By-laws or (B) amend in any material respect the charter or organizational documents of any Parent Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law or the rules and regulations of the SEC or the NYSE;

(iv)(A) grant to any current or former director or officer of Parent or any Parent Subsidiary any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such Person not previously receiving or entitled to receive such compensation, except in the ordinary course of business consistent with past practice or to the extent required under any Parent Benefit Plan as in effect as of the date of this Agreement, (B) engage in promotions of employees, fill open employee positions or modify employee job descriptions, except in the ordinary course of business consistent with past practice, (C) grant to any Person any severance, retention, change in control or termination compensation or benefits or any increase therein, except with respect to new hires or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice, or except to the extent required under any Parent Benefit Plan as in effect as of the date of this Agreement or (D) enter into or adopt any material Parent Benefit Plan or amend in any material respect any material Parent Benefit Plan or any award issued thereunder, except for any amendments in the ordinary course of business consistent with past practice or as necessary or desirable under applicable Law (including Section 409A of the Code);

(v) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice) if the aggregate amount of the consideration paid or transferred by Parent and the Parent Subsidiaries in connection with all such transactions would exceed $[        ];

(vii) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of any properties or assets (other than sales of products or services in the ordinary course of business consistent with past practice) or any interests therein that, individually or in the aggregate, have a fair market value in excess of $[        ], except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(a)(viii);

(viii) incur any Indebtedness, except for (A) Indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $[        ] in the aggregate; (B) Indebtedness in replacement of existing Indebtedness, provided that the execution, delivery and performance of this Agreement and the consummation of the Pending Offer and the Merger and other transactions contemplated hereby shall not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or any loss of a material benefit under, or result in the creation of any Lien, under such replacement Indebtedness; (C) guarantees by Parent of Indebtedness of any wholly owned Parent Subsidiary; or (D) drawing down Parent’s revolving credit facility (as existing on the date hereof) with the intent to repay such borrowings within [    ] days;

(ix) make, or agree or commit to make, any capital expenditure except in accordance with the capital plans for 2012 set forth in Section 5.01(a)(ix) of the Parent Disclosure Letter;

(x) enter into or amend any Contract, or take any other action or omit to take any other action, if such Contract, amendment of a Contract or action or omission would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Pending Offer or the Merger or any of the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Pending Offer and the Merger;

(xi) enter into or amend any material Contract to the extent consummation of the Pending Offer or the Merger or compliance by Parent or any Parent Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of Parent or any Parent Subsidiary under, or require Parent, the Company or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;

(xii) enter into, modify, amend or terminate any collective bargaining or other labor union Contract applicable to the employees of Parent or any of the Parent Subsidiaries, other than (A) modifications, amendments, extensions, renewals, replacements or terminations of such Contracts in the ordinary course of business consistent with past practice or (B) any modification, amendment or termination of any collective bargaining agreement to the extent required by applicable Law;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not create obligations of Parent or any of the Parent Subsidiaries other than the payment of monetary damages (a) equal to or lesser than the amounts reserved with respect thereto on the Filed Parent SEC Documents or (b) not in excess of $[         ] in the aggregate;

(xiv) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Intellectual Property Rights owned or exclusively licensed to Parent or any Parent Subsidiary, or enter into licenses or agreements that impose material restrictions upon Parent or any of its Affiliates with respect to Intellectual Property Rights owned by any third party, in each case other than in the ordinary course of business consistent with past practice;

(xv) other than in the ordinary course of business, amend or modify any Parent Material Contract or enter into, amend or modify any Contract that would be such a Parent Material Contract if it had been entered into prior to the date of this Agreement;

(xvi) change any method of Tax accounting, settle any material claim, action or proceeding relating to Taxes or make any material Tax election;

(xvii) enter into any new line of business outside of its existing business;

(xviii) take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the conditions set forth in Article VII not being satisfied, (ii) result in new or additional required approvals from any Governmental Entity in connection with the Pending Offer and the Merger and the other transactions contemplated by this Agreement or (iii) materially impair the ability of Parent, the Company or Merger Sub to consummate the Pending Offer and the Merger and the other transactions contemplated by this Agreement in accordance with the terms or this Agreement or materially delay such consummation;

(xix) dissolve or liquidate any Parent Subsidiary; or

(xx) authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the foregoing actions.

(b) Conduct of Business by the Company. Except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each Company Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees; provided, however, that no action by the Company or any Company

Subsidiary with respect to matters specifically addressed by the following sentence shall be deemed a breach of this sentence unless such action would constitute a breach of the following sentence. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(i)(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (x) regular quarterly cash dividends payable by the Company in respect of shares of Company Common Stock not exceeding $[        ] per share of Company Common Stock with usual declaration, record and payment dates and in accordance with the Company’s current dividend policy, subject to Section 6.14 hereof, and (y) dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans and (3) the acquisition by the Company of awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of the Company or any Company Subsidiary (other than the issuance of Company Common Stock upon the exercise of the Company Stock Options and the vesting or delivery of other awards pursuant to the Company Stock Plans, in each case outstanding at the close of business on the date of this Agreement), (B) any other equity interests or voting securities of the Company or any Company Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (E) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of the Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary or (F) any Company Voting Debt;

(iii)(A) amend the Company Charter or the Company By-laws or (B) amend in any material respect the charter or organizational documents of any Company Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law or the rules and regulations of the SEC or the NYSE;

(iv)(A) grant to any current or former director or officer of the Company or any Company Subsidiary any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such Person not previously receiving or entitled to receive such compensation, except in the ordinary course of business consistent with past practice or to the extent required under any Company Benefit Plan as in effect as of the date of this Agreement, (B) engage in promotions of employees, fill open employee positions or modify employee job descriptions, except in the ordinary course of business consistent with past practice, (C) grant to any Person any severance, retention, change in control or termination compensation or benefits or any increase therein, except with respect to new hires or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice, or except to the extent required under any Company Benefit Plan as in effect as of the date of this Agreement, or (D) enter into or adopt any material the Company Benefit Plan or amend in any material respect any material the Company Benefit Plan or any award issued thereunder, except for any amendments in the ordinary course of business consistent with past practice or as necessary or desirable under applicable Law (including Section 409A of the Code);

(v) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice) if the aggregate amount of the consideration paid or transferred by the Company and the Company Subsidiaries in connection with all such transactions would exceed $[        ];

(vii) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of any properties or assets (other than sales of products or services in the ordinary course of business consistent with past practice) or any interests therein that, individually or in the aggregate, have a fair market value in excess of $[        ], except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(b)(viii);

(viii) incur any Indebtedness, except for (A) Indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $ [        ] in the aggregate; (B) Indebtedness in replacement of existing Indebtedness, provided that the execution, delivery, and performance of this Agreement and the consummation of the Pending Offer or the Merger and other transactions contemplated hereby shall not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or any loss of a material benefit under, or result in the creation of any Lien, under such replacement Indebtedness; (C) guarantees by the Company of Indebtedness of any wholly owned Company Subsidiary or (D) drawing down the Company’s revolving credit facility (as existing on the date hereof) with the intent to repay such borrowings within [    ] days;

(ix) make, or agree or commit to make, any capital expenditure except in accordance with the capital plans for 2012 set forth in Section 5.01(b)(ix) of the Company Disclosure Letter;

(x) enter into or amend any Contract or take any other action or omit to take any other action if such Contract, amendment of a Contract or action or omission would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Pending Offer or the Merger or any of the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Pending Offer and the Merger;

(xi) enter into or amend any material Contract to the extent consummation of the Pending Offer or the Merger or compliance by the Company or any Company Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under, or require Parent, the Company or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;

(xii) enter into, modify, amend or terminate any collective bargaining or other labor union Contract applicable to the employees of the Company or any of the Company Subsidiaries, other than (A) modifications, amendments, extensions, renewals, replacements or terminations of such Contracts in the ordinary course of business consistent with past practice or (B) any modification, amendment or termination of any collective bargaining agreement to the extent required by applicable Law;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not create obligations of the Company or any of the Company Subsidiaries other than the payment of monetary damages (a) equal to or lesser than the amounts reserved with respect thereto on the Filed Company SEC Documents or (b) not in excess of $[        ] in the aggregate;

(xiv) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Intellectual Property Rights owned or exclusively licensed to the Company or any Company Subsidiary, or enter into licenses or agreements that impose material restrictions upon the Company or any of its Affiliates with respect to Intellectual Property Rights owned by any third party, in each case other than in the ordinary course of business consistent with past practice;

(xv) other than in the ordinary course of business, amend or modify any Company Material Contract or enter into, amend or modify any Contract that would be such a Company Material Contract if it had been entered into prior to the date of this Agreement;

(xvi) change any method of Tax accounting, settle any material claim, action or proceeding relating to Taxes or make any material Tax election;

(xvii) enter into any new line of business outside of its existing business;

(xviii) take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the conditions set forth in Article VII not being satisfied, (ii) result in new or additional required approvals from any Governmental Entity in connection with the Pending Offer and the Merger and the other transactions contemplated by this Agreement or (iii) materially impair the ability of Parent, the Company or Merger Sub to consummate the Pending Offer and the Merger and the other transactions contemplated by this Agreement in accordance with the terms or this Agreement or materially delay such consummation;

(xix) dissolve or liquidate any Company Subsidiary; or

(xx) authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the foregoing actions.

(c) Control of Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time.

Section 5.02 No Solicitation by the Company; Company Recommendation.

(a) Except as otherwise provided in this Agreement, from the date of this Agreement until the Acceptance Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it authorize or permit any of its Affiliates or any of its and their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) to, (i) directly or indirectly solicit or initiate, or knowingly encourage, induce or facilitate any Company Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Company Takeover Proposal, (ii) directly or indirectly participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Company Takeover Proposal) with respect to any Company Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Company Takeover Proposal or (iii) waive, terminate, modify or fail to enforce any provision of any confidentiality or “standstill” or similar obligation of any Person with respect to the Company or any Company Subsidiary; provided, however, that, without limiting the Company’s obligations under this Section 5.02, the Company may take the actions referred in this clause (iii) to the extent necessary to permit a Company Takeover Proposal to be made to the extent the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to take such action with respect to such Company Takeover Proposal would reasonably be likely to be inconsistent with the exercise by the Company Board of its fiduciary duties under applicable Law (and the Company shall inform Parent, in writing, of its intent to take such actions in accordance with the foregoing no less than three Business Days prior to taking such action). The Company (A) shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Company Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives and (B) shall immediately take all steps necessary to terminate any approval under any confidentiality or “standstill” or similar provision that may have been heretofore given by it or any Company Subsidiary under any such provisions authorizing any Person to make a Company Takeover Proposal. Notwithstanding the foregoing, at any time prior to the Acceptance Time , in response to a bona fide written Company Takeover Proposal that the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably expected to result in a Superior Company Proposal, and which Company Takeover Proposal was not solicited after the date of this Agreement and was made after the date of this Agreement and did not otherwise result from a breach of this Section 5.02(a), the Company, and its Representatives at the request of the Company may, subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement, and (y) participate in discussions regarding the terms of such Company Takeover Proposal and the negotiation of such terms with, and only with, the Person making such Company Takeover Proposal (and such Person’s Representatives); provided, however, the Company may only take the actions described in clause (x) and (y) of this sentence if the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to take such action with respect to such Company Takeover Proposal would reasonably be likely to be inconsistent with the exercise by the Company Board of its fiduciary duties under applicable Law. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.02(a) by any Representative of the Company or any of its Affiliates shall constitute a breach of this Section 5.02(a) by the Company.

(b) Except as set forth below, neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Parent), or propose publicly to withdraw (or modify in any manner adverse to Parent), the Company Recommendation or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Takeover Proposal (any action in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (other than a confidentiality agreement referred to in Section 5.02(a)) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Company Takeover Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Pending Offer or the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, the Company to fail to comply with this Agreement. Notwithstanding the foregoing, at any time prior to the Acceptance Time, the Company Board may make a Company Adverse Recommendation Change (x) following receipt of a Company Takeover Proposal after the execution of this Agreement that did not result from a breach of Section 5.02(a) and that the Company Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation constitutes a Superior Company Proposal or (y) solely in response to any material event, development, circumstance, occurrence or change in circumstances or facts with respect to the Company, not related to a Company Takeover Proposal, and that first occurred following the execution of this Agreement that was neither known to the Company Board nor reasonably foreseeable as of the date of this Agreement (a “Company Intervening Event”), in each case referred to in the foregoing clauses (x) and (y), only if the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change unless (i) the Company delivers to Parent a written notice (a “Company Notice of Recommendation Change”) advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including in the case of a Superior Company Proposal, the terms and conditions of any Superior Company Proposal that is the basis of the proposed action by the Company Board and (ii) on the fifth Business Day following receipt by Parent of the Company Notice of Recommendation Change, the Company reaffirms in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the Company Adverse Recommendation Change is required in order for the Company Board to comply with its fiduciary obligations under applicable Law (it being understood and agreed that any amendment to any material term of such Superior Company Proposal shall require a new Company Notice of Recommendation Change and a new five Business-Day period). In determining whether to make a Company Adverse Recommendation Change, the Company Board shall take into account any changes to the terms of the Pending Offer or this Agreement proposed by Parent in response to a Company Notice of Recommendation Change or otherwise, and if requested by Parent, the Company shall engage in good faith negotiations with Parent regarding any changes to the terms of the Pending Offer or this Agreement proposed by Parent. Notwithstanding anything to the contrary contained in this Agreement, neither the Company Board nor any committee thereof shall be entitled to make a Company Adverse Recommendation Change pursuant to this Section 5.02(b) with respect to a Company Intervening Event, unless the Company has provided Parent with written information describing such Company Intervening Event in reasonable detail promptly after becoming aware of it, and keeps Parent reasonably informed of material developments with respect to such Company Intervening Event.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company shall promptly, and in any event within 24 hours of the receipt thereof, advise Parent in writing of any Company Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Company Takeover Proposal, the material terms and conditions of any such Company Takeover Proposal (including any changes thereto) and the identity of the person making any such Company Takeover Proposal. The Company shall (i) keep Parent informed in all material respects and on a reasonably current basis of the status and details (including any change to the terms thereof) of any Company Takeover Proposal, and (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material (including drafts of agreements) exchanged between the Company or any of its Subsidiaries, on the one hand, and the Person making any such Company Takeover Proposal, on the other hand, that describes any of the terms or conditions of any Company Takeover Proposal.

(d) Nothing contained in this Section 5.02 shall prohibit the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act; provided, however, that in no event shall the Company or the Company Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.02(b).

(e) For purposes of this Agreement:

“Company Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company or any Company Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Company Common Stock or (v) any combination of the foregoing (in each case, other than the Pending Offer or the Merger).

“Superior Company Proposal” means any bona fide written Company Takeover Proposal (with all references to “20% or more” in the definition of the Company Takeover Proposal being deemed to reference “more than 50%”), (i) on terms which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the holders of Company Common Stock than the Pending Offer and the Merger, taking into account all the terms and conditions of such proposal and the Pending Offer or this Agreement (including any changes proposed by the Company to the terms of the Pending Offer and this Agreement) and (ii) that is reasonably likely to be completed on the terms proposed and on a timely basis and for which financing (if required) is committed and is reasonably likely to be obtained.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Proxy Statement; Company Shareholders Meeting.

(a) If the Company Shareholder Approval is required by applicable Law, the Company shall prepare and file with the SEC a preliminary proxy statement (together with all amendments and supplements thereto, the “Company Proxy Statement”) relating to the Merger and this Agreement and Parent shall prepare and file with the SEC a post-effective amendment to the Form S-4 (the “Post-Effective Amendment”) for the offer and sale of the Parent Common Stock pursuant to the Merger and in which the Company Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as reasonably practicable after such filing. The Company shall use reasonable best efforts to cause the Company Proxy Statement to be mailed to the Company’s shareholders as soon as reasonably practicable after the Post-Effective Amendment is declared effective under the Securities Act. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to correct promtply any information provided by it for use in the Company Proxy Statement or the Post-Effective Amendment if it shall have become false or misleading in any material respect or as otherwise required by Law. The Company further agrees to take all steps necessary to cause the Company Proxy Statement as so corrected to be filed with the SEC and disseminated to holders of shares of Company Common Stock as required by applicable U.S. federal securities laws. Parent further agrees to take all steps necessary to cause the Post-Effective Amendment as so corrected to be filed with the SEC and disseminated to holders of shares of Company Common Stock as required by applicable U.S. federal securities laws. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub that is required or reasonably requested by the Company in connection with the obligations relating to the Company Proxy Statement, and the Company shall promptly furnish to Parent all of the information concerning the Company that is required or reasonably requested by Parent in connection with the obligations relating to the Post-Effective Amendment. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement before it is filed with the SEC, and the Company and its counsel shall be given a reasonable opportunity to review and comment on the Post-Effective Amendment before it is filed with the SEC. In addition, (A) the Company shall provide Parent and its counsel with (i) any comments or communications, whether written or oral, that the Company or it counsel may receive from time to time from the SEC or its staff with respect to the

Company Proxy Statement promptly after the Company’s receipt of such comments, and (ii) a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on that response and (B) Parent shall provide the Company and its counsel with (i) any comments or communications, whether written or oral, that Parent or it counsel may receive from time to time from the SEC or its staff with respect to the Post-Effective Amendment promptly after Parent’s receipt of such comments, and (ii) a reasonable opportunity to participate in the response of Parent to those comments and to provide comments on that response.

(b) If the Company Shareholder Approval is required by applicable Law, as promptly as reasonably practicable after the Post-Effective Amendment is declared effective under the Securities Act, the Company shall in accordance with applicable Law (i) duly call, give notice of, convene and hold the Company Shareholders Meeting and (ii) solicit the Company Shareholder Approval. The Company shall make the Company Recommendation and shall include the Company Recommendation in the Company Proxy Statement, except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 5.02(b).

Section 6.02 Access to Information; Confidentiality. Subject to applicable Law, each of Parent and the Company shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party reasonable access, upon reasonable advance notice, during the period from the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Parent and the Company shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that either party may withhold any document or information that is subject to the terms of a confidentiality agreement with a third party (provided that the withholding party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure) or subject to any attorney-client privilege (provided that the withholding party shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege). If any material is withheld by such party pursuant to the proviso to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated May 3, 2010 between Parent and the Company (the “Confidentiality Agreement”).

Section 6.03 Required Actions.

(a) Each of the parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably appropriate to consummate and make effective, as soon as reasonably possible, the Pending Offer and the Merger and the other transactions contemplated by this Agreement.

(b) In connection with and without limiting Section 6.03(a), the Company and the Company Board and Parent and the Parent Board shall use their respective reasonable best efforts to (x) take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any transaction contemplated by this Agreement and (y) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any transaction contemplated by this Agreement, take all action reasonably appropriate to ensure that the Pending Offer and the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement.

(c) In connection with and without limiting Section 6.03(a), Parent and the Company shall cooperate in good faith to seek to obtain all consents, approvals and waivers required by the terms of any material Contracts with third parties or material Permits in connection with the transactions contemplated hereby.

(d) In connection with and without limiting Section 6.03(a), the Company and Parent shall promptly enter into or continue discussions with the Governmental Entities from whom Consents or nonactions are required to be obtained in connection with the consummation of the Pending Offer and the Merger and the other transactions contemplated by this Agreement in order to obtain all such required Consents or nonactions from such Governmental Entities, in each case with respect to the Pending Offer and the Merger, so as to enable the Closing to occur as soon as reasonably possible. To the extent necessary in order to accomplish the foregoing and subject to the limitations set forth in Section 6.03(f), the Company and Parent shall use their respective reasonable best efforts to jointly negotiate, commit to and effect, by consent decree, hold separate order, condition or approval or otherwise, the sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation of, or requirements or undertakings with respect to the conduct by the Company, Parent or any of their respective Subsidiaries, of any portion of the business, properties or assets of the Company, Parent or any of their respective Subsidiaries; provided, however, that neither Parent nor the Company shall be required pursuant to this Section 6.03(d) to commit to or effect any action that is not conditioned upon the consummation of the Pending Offer and the Merger or that would or would reasonably be expected (after giving effect to any reasonably expected proceeds of any divestiture or sale of assets) to have a Combined Company Material Adverse Effect. If the actions taken by Parent and the Company pursuant to the immediately preceding sentence do not result in the applicable Pending Offer Conditions being satisfied, then, during the term of this Agreement, each of Parent and the Company shall jointly (to the extent practicable) use their reasonable best efforts to initiate and/or participate in any proceedings, whether judicial or administrative, in order to (i) oppose or defend against any action by any Governmental Entity to prevent or enjoin the consummation of the Pending Offer or the Merger or any of the other transactions contemplated by this Agreement, and/or (ii) take such action as necessary to overturn any regulatory action by any Governmental Entity to block consummation of the Pending Offer or the Merger or any of the other transactions contemplated by this Agreement, including by defending any suit, action or other legal proceeding brought by any Governmental Entity in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Legal Restraint resulting from any suit, action or other legal proceeding that would cause any condition set forth in the Pending Offer not to be satisfied; provided that Parent and the Company shall cooperate with one another in connection with, and shall jointly control, all proceedings related to the foregoing.

(e) In connection with and without limiting the generality of the foregoing, each of Parent and the Company shall:

(i) make or cause to be made as promptly as reasonably practicable, in consultation and cooperation with the other (A) all filings required under the HSR Act relating to the Pending Offer or the Merger and (B) all other necessary registrations, declarations, notices and filings relating to the Pending Offer or the Merger with other Governmental Entities under any other antitrust, competition, trade regulation or similar Laws;

(ii) use its reasonable best efforts to furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice or filing and in order to achieve the effects set forth in Section 6.03(d);

(iii) give the other reasonable prior notice of any such registration, declaration, notice or filing and, to the extent reasonably practicable, of any communication with any Governmental Entity regarding the Pending Offer or the Merger (including with respect to any of the actions referred to in Section 6.03(d) and in this Section 6.03(e)), and permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such registration, declaration, notice, filing or communication;

(iv) use its reasonable best efforts to respond as promptly as reasonably practicable under the circumstances to any inquiries received from any Governmental Entity or any other authority enforcing applicable antitrust, competition, trade regulation or similar Laws for additional information or documentation in connection with antitrust, competition, trade regulation or similar matters (including a “second request” under the HSR Act), and not extend any waiting period under the HSR Act or enter into any agreement with such Governmental Entities or other authorities not to consummate any of the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; and

(v) unless prohibited by applicable Law or by the applicable Governmental Entity, (A) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation with any Governmental Entity in respect of the Pending Offer or the Merger (including with respect to any of the actions referred to in Section 6.03(d) and in this Section 6.03(e) without the other, (B) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement and the Pending Offer and the Merger, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Entity and (E) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Pending Offer and the Merger, subject to redaction of competitively sensitive information or information subject to attorney client privilege.

(f) Notwithstanding anything else contained herein but subject to the proviso of the second sentence of Section 6.03(d), the provisions of this Section 6.03 shall not be construed to require the Company, Parent, or their respective Subsidiaries to offer, take, commit to or accept any action, restrictions or limitations (“Actions”) of or on the Company, Parent, or their respective Subsidiaries, or to permit such Actions without the prior written consent of the other party, if such Actions, individually or in the aggregate, would or would reasonably be expected to result in a Combined Company Material Adverse Effect.

(g) Parent and the Company shall promptly advise the other in writing of any change or event that, individually or in the aggregate with all past changes and events, has had or would reasonably be expected to have a Material Adverse Effect with respect to such Person, to cause any of the conditions set forth in Article VII or the Pending Offer Conditions not to be satisfied, or to materially delay or impede the ability of such party to consummate the Pending Offer or the Merger; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties under this Agreement.

Section 6.04 Stock Plans; Benefit Plans.

(a)

(i) At the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall become fully vested and exercisable and shall be converted into a stock option to acquire, otherwise on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time, a number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole share, at a per share exercise price determined by dividing the per share exercise price of such Company Stock Option by the Exchange Ratio, rounded up to the nearest whole cent; provided, however, that each Company Stock Option shall be adjusted in a manner which complies with Section 409A of the Code.

(ii) At the Effective Time, each Company SOSAR outstanding immediately prior to the Effective Time shall become fully vested and exercisable and shall be converted into a stock appreciation right, otherwise on the same terms and conditions as were applicable under such Company SOSAR immediately prior to the Effective Time, with respect to a number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company SOSAR immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole share, at a per share exercise price determined by dividing the per share exercise price of such Company SOSAR by the Exchange Ratio, rounded up to the nearest whole cent; provided, however, that each Company SOSAR shall be adjusted in a manner which complies with Section 409A of the Code.

(iii) At the Effective Time, each Company Performance Share Unit, which is outstanding immediately prior to the Effective Time shall become vested and shall be converted automatically into performance share units with respect to a number of shares of Parent Common Stock (and otherwise subject to the terms of the Company Stock Plans, and the agreements evidencing grants thereunder) equal to the product of the number of shares of Company Common Stock subject to such Company Performance Share Units multiplied by the Exchange Ratio, provided that any fractional share of Parent Common Stock resulting therefrom shall be rounded down to the nearest whole share.

(iv) At the Effective Time, each Company Deferred Stock Unit which is outstanding immediately prior to the Effective Time, whether or not vested, shall be cancelled and the holder of such Company Deferred Stock Unit shall be entitled to receive in settlement thereof, as soon as practicable, but no later than ninety (90) days following the Effective Time, a number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock subject to the Deferred Stock Units and the Exchange Ratio. The resulting number of shares of Parent Common Stock shall be rounded down to the nearest whole share, and the holder shall be entitled to receive cash in lieu of any fractional shares. Payments hereunder shall be reduced by the applicable tax withholdings.

(v) Each equity-based award converted or cancelled in accordance with this Section 6.04(a) will be hereinafter referred to as a “Converted Award”.

(b) At the Effective Time, Parent shall assume all the obligations of the Company under the Company Stock Plans, and each outstanding Converted Award and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Parent shall deliver to the holders of the Converted Awards appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such Converted Awards shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.04 after giving effect to the Merger). Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock under the Parent Stock Plans for delivery upon exercise or settlement of the Converted Awards in accordance with this Section 6.04. As soon as reasonably practicable, but in no event later than 20 days, after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to the Converted Awards and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted Awards remain outstanding.

Section 6.05 Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time, Parent agrees that all rights to indemnification, advancement of expenses and exculpation of each former and present director and officer of the Company or any Company Subsidiary, determined as of the Effective Time (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries made available to Parent prior to the date hereof, in each case, as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms.

(b) In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company shall cause proper provision to be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 6.05.

(c) For a period of six years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company in either case, of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than [    ]% of the annual premium payable by the Company for such insurance for the year ended December 31, 2011 (the “Maximum Amount”), and if the Surviving Company is unable to obtain the insurance required by this Section 6.05 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, prior to the Closing Date, Parent may purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy covering the applicable six-year period for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company for up to $[        ] million in the aggregate, in which event the Surviving Company shall cease to have any obligations under the first sentence of this Section 6.05(c). The Surviving Company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) The provisions of this Section 6.05 shall (i) survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 6.06 Fees and Expenses.

(a) Except as provided in Section 6.06(b), all fees and expenses incurred in connection with the Pending Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b) The Company shall pay to Parent a fee of $[        ] (the “Company Termination Fee”) if:

(i) Parent terminates this Agreement pursuant to Section 8.01(e); provided that if either the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(iii) at any time after Parent would have been permitted to terminate this agreement pursuant to Section 8.01(e), this Agreement shall be deemed terminated pursuant to Section 8.01(e) for purposes of this Section 6.06(b)(i); or

(ii)(A) this Agreement is terminated pursuant to Section 8.01(b)(i), Section 8.01(b)(iii) or Section 8.01(d), (B) after the date hereof, but prior to the date this Agreement is terminated, a third party has made, or announced an intention to make, a Company Takeover Proposal and (C) within [        ] months of such termination, the Company enters into a definitive Contract to consummate any Company Takeover

Proposal or any Company Takeover Proposal is consummated. For the purposes of Section 6.06(b)(ii)(C) only, the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 5.02(e) except that all references to “20%” therein shall be deemed to be references to “50%.”

Any Company Termination Fee due under this Section 6.06(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (ii) above, on the date of the first to occur of the events referred to in clause (ii)(C) above.

(c) Parent and the Company acknowledge and agree that the agreements contained in Section 6.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay the amount due pursuant to Section 6.06(b), and, in order to obtain such payment, Parent commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Company shall pay to Parent such payment and its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at [            ] in effect on the date such payment was required to be made. In no event shall the Company be obligated to pay more than one termination fee pursuant to this Section 6.06.

Section 6.07 Certain Tax Matters.

(a) The Company, Parent and Merger Sub shall each use its reasonable best efforts to cause the Pending Offer and the Merger, taken together, to qualify for the Intended Tax Treatment, including by (i) not taking any action (or failing to take any action) that such party knows is reasonably likely to prevent such qualification and (ii) executing such amendments to this Agreement as may be reasonably required in order to obtain such qualification. Each of the Company and Parent will report the Merger and the other transactions contemplated by this Agreement in a manner consistent with such qualification.

(b) The Company shall use its reasonable best efforts to obtain an opinion from [            ], and Parent shall use its reasonable best efforts to obtain an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, each dated as of the Closing Date, and each to the effect that the Pending Offer and the Merger, taken together, will qualify for the Intended Tax Treatment, including by causing its officers to execute and deliver to the law firms delivering such Tax opinions certificates as to such matters and at such time or times as may reasonably be requested by such law firms, including, if necessary, at the time the Form S-4 is declared effective by the SEC and at the consummation of the Pending Offer. Each of the Company and Parent shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations included in the certificates described in this Section 6.07(b). In rendering the opinion described in this Section 6.07(b), the Tax counsel rendering such opinion shall have received the certificates and may rely upon the representations referred to in this Section 6.07(b).

Section 6.08 Transaction Litigation. Parent shall give the Company the opportunity to participate in the defense or settlement of any litigation against Parent and/or its directors relating to the Pending Offer, the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall give Parent the opportunity to participate in the defense or settlement of any litigation against the Company and/or its directors or officers relating to the Pending Offer, the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the parties’ obligations under Section 6.03, each of Parent and the Company shall cooperate, shall cause the Parent Subsidiaries and the Company Subsidiaries, as applicable, to cooperate, and shall use its reasonable best efforts to cause its directors, officers, employees, agents, legal counsel, financial advisors, independent auditors, and other advisors and representatives to cooperate in the defense against such litigation.

Section 6.09 Section 16 Matters. Prior to the Acceptance Time, the Company, Parent and Merger Sub each shall take all such steps as may be required to cause (a) any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Pending Offer and the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b3 promulgated under the Exchange Act and (b) any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Pending Offer and the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10 Governance Matters. Parent shall take all necessary action to cause, effective at the Effective Time, the following to occur:

(a) The Parent Board shall be comprised of the persons listed on Section 6.10(a) of the Parent Disclosure Letter and Donald M. James shall be the Chairman of the Parent Board;

(b) C. Howard Nye shall remain the President and Chief Executive Officer of Parent [and the persons listed on Section 6.10(b) of the Parent Disclosure Letter shall be appointed to the officer positions indicated after their respective names as the direct reports of the President and Chief Executive Officer of Parent];

(c) The Combined Company shall maintain a major presence in Birmingham, Alabama; and

(d) The name of Parent shall be [            ].

Section 6.11 Public Announcements. Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Pending Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Notwithstanding the foregoing sentences of this Section 6.11, Parent and the Company may make any oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements, was publicly disclosed and previously subject to the foregoing requirements.

Section 6.12 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Pending Offer and the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 6.13 Employee Matters.

(a) For a period of 12 months following the Effective Time, the employees of the Company and the Company Subsidiaries who remain in the employment of Parent and the Parent Subsidiaries (the “Continuing Employees”) shall receive compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to such employees of the Company and the Company Subsidiaries immediately prior to the Effective Time; provided, however, that the terms and conditions of employment for any Continuing Employee whose employment is subject to a collective bargaining agreement shall be governed by such collective bargaining agreement from and after the Effective Time in accordance with Section 6.13(f).

(b) With respect to any employee benefit plan maintained by Parent or any of the Parent Subsidiaries in which Continuing Employees and their eligible dependents will be eligible to participate from and after the

Effective Time, for purposes of determining eligibility to participate, level of benefits including benefit accruals and vesting, service recognized by the Company and any Company Subsidiary immediately prior to the Effective Time shall be treated as service with Parent or the Parent Subsidiaries; provided, however, that, notwithstanding that Company service shall be recognized by Parent benefit plans in accordance with the foregoing, the date of initial participation of each Continuing Employee in any Parent benefit plan shall be no earlier than the Effective Time; further provided, however, that such service need not be recognized (i) to the extent that such Parent employee benefit plan does not recognize service of similarly situated employees of Parent, (ii) to the extent that such recognition would result in any duplication of benefits, (iii) for purposes of benefit accruals under any defined benefit plan maintained by Parent or (iv) for purposes of any retiree medical program.

(c) Except as otherwise set forth in this Section 6.13, (i) nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent to continue any specific plans or to continue the employment, or any changes to the terms and conditions of the employment, of any specific person and (ii) no provision of this Agreement shall be construed as prohibiting or limiting the ability of Parent to amend, modify or terminate any employee benefit plans, programs, policies, arrangements, agreements or understandings of Parent or the Company. Without limiting the scope of Section 9.07, nothing in this Section 6.13 shall confer any rights or remedies of any kind or description upon any Continuing Employee or any other person other than the parties hereto and their respective successors and assigns.

(d) With respect to any welfare plan maintained by Parent or any Parent Subsidiary in which Continuing Employees are eligible to participate after the Effective Time, Parent or such Parent Subsidiary shall (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the analogous welfare plans of the Company and the Company Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid and for out-of-pocket maximums incurred prior to the Effective Time and during the portion of the plan year of the applicable Company welfare plan ending at the Effective Time, in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(e) Nothing herein, expressed or implied, is intended or shall be construed to constitute an amendment to any Parent Benefit Plan or Company Benefit Plan or any other compensation or benefits plan maintained for or provided to employees, directors or consultants of Parent or the Company prior to or following the Effective Time.

(f) From and after the Effective Time, Parent, or the applicable Parent Subsidiaries, shall retain full responsibility for any obligations under any collective bargaining agreement referenced in Section 3.17 of this Agreement and any collective bargaining agreements entered into or amended pursuant to Section 5.01(a)(xii) of this Agreement. From and after the Effective Time, the Company, or the applicable Company Subsidiaries, shall retain full responsibility for any obligations under any collective bargaining agreement referenced in Section 4.17 of this Agreement and any collective bargaining agreements entered into or amended pursuant to Section 5.01(b)(xii) of this Agreement.

(g) Each of Parent and the Company agrees that, for purposes of each Company Benefit Plan and each Parent Benefit Plan, the transactions contemplated by the Agreement shall constitute a “change in control” or “change of control” as applicable.

Section 6.14 Coordination of Dividends. From and after the date hereof until the Closing Date, Parent and the Company shall coordinate with each other to designate the record dates for Parent’s and the Company’s respective quarterly dividends, including with respect to the dividends payable during the quarterly period in which the Closing is reasonably expected to occur, such that neither Parent shareholders nor Company shareholders shall receive more than one quarterly dividend during any calendar quarter

Section 6.15 Voting of Company Common Stock. Subject to Section 1.13, Parent shall vote (or cause to be voted) all shares of Company Common Stock beneficially owned by Parent or any Parent Subsidiary in favor of approval of the Merger at the Company Shareholders Meeting.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Pending Offer. Parent shall have accepted for payment all shares of Company Common Stock validly tendered and not withdrawn in the Pending Offer.

(b) Shareholder Approval. Subject to Section 1.13, the Company Shareholder Approval shall have been obtained.

(c) No Legal Restraints. No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or determination by any Governmental Entity (collectively, the “Legal Restraints”) shall be in effect that prevents, makes illegal, or prohibits the consummation of the Merger.

(d) Post-Effective Amendment. If the Company Shareholder Approval is required by applicable Law, the Post-Effective Amendment shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Post-Effective Amendment shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 7.02 Condition to Parent’s Obligation to Effect the Merger. Parent shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date, to the effect that the Pending Offer and the Merger, taken together, will qualify for the Intended Tax Treatment. In rendering the opinion described in this Section 7.02, the Tax counsel rendering such opinion shall have received the certificates and may rely upon the representations referred to in Section 6.07(b).

Section 7.03 Condition to the Company’s Obligation to Effect the Merger. The Company shall have received the opinion of [            ], dated as of the Closing Date, to the effect that the Pending Offer and the Merger, taken together, will qualify for the Intended Tax Treatment. In rendering the opinion described in this Section 7.03, the Tax counsel rendering such opinion shall have received the certificates and may rely upon the representations referred to in Section 6.07(b).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated and the Pending Offer and Merger may be abandoned prior to the Effective Time as follows:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Pending Offer is not consummated on or before the End Date. The “End Date” shall mean [            ]; [provided that if by the End Date, the Pending Offer Condition related to the required waiting period under the HSR Act shall not have been satisfied, but all other Pending Offer Conditions have been satisfied or are capable of being satisfied, the End Date may be extended for one or more periods of up to 60 days per extension by either Parent or the Company, in its discretion, up to an aggregate extension of [            ] months from the first End Date (in which case any references to the End Date herein shall mean the End Date as extended)]; provided, however, that the right to extend or terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if such failure of the Pending Offer to occur on or before the End Date is a proximate result of a willful breach of this Agreement by such party (including, in the case of Parent, Merger Sub);

(ii) if there is a final and non-appealable Judgment, other legal restraint or prohibition or binding order or determination by any Governmental Entity that prevents, makes illegal, or prohibits the consummation of the Pending Offer or the Merger; provided that the terminating party shall have complied with its obligations pursuant to Section 6.03; or

(iii) if the Pending Offer shall have expired (taking into account any extensions as provided herein) or been terminated or withdrawn in accordance with its terms without any shares of Company Common Stock being purchased therein; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any party if such failure of the Pending Offer to be consummated is a proximate result of a willful breach of this Agreement by such party (including, in the case of Parent, Merger Sub);

(c) by the Company prior to the Acceptance Time, if (i) there has been a (x) material breach by Parent of its representations and warranties set forth in Section 3.03(a) at and as of the date of determination as if made at and as of such time, (y) breach by Parent or Merger Sub of its other representations and warranties contained in this Agreement (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of determination as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect or (z) breach by Parent or Merger Sub of its covenants and agreements contained in this Agreement in any material respect; and (ii) such breach is not reasonably capable of being cured by the End Date or is not cured by Parent or Merger Sub, as the case may be, within 90 days after receiving written notice from the Company;

(d) by Parent prior to the Acceptance Time, if the Company breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a Pending Offer Condition and (ii) is not reasonably capable of being cured by the End Date or is not cured by the Company within 90 days after receiving written notice from Parent; or

(e) by Parent prior to the Acceptance Time, in the event that (i) the Company materially breaches its obligations under Section 5.02, (ii) a Company Adverse Recommendation Change shall have occurred, (iii) the Company shall have failed to include in the Schedule 14D-9, the Company Recommendation, (iv) the Company Board fails publicly to reaffirm its recommendation of this Agreement, the Pending Offer and the Merger and the other transactions contemplated hereby within ten Business Days after Parent requests in writing that such recommendation be reaffirmed, (v) a tender or exchange offer relating to any shares of Company Common Stock shall have been commenced and the Company shall not have sent to the shareholders of the Company within ten Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming its recommendation of this Agreement, the Pending Offer and the Merger and the other transactions contemplated hereby or (vi) a Company Takeover Proposal is publicly announced, and the Company fails to issue, within ten Business Days after such Company Takeover Proposal is announced, a press release that reaffirms its recommendation of this Agreement, the Pending Offer and the Merger and the other transactions contemplated hereby.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.01 shall give written notice of such termination to the other parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 8.02 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the last sentence of Section 6.02, Section 6.06, this Section 8.02 and Article IX, which provisions shall survive such termination, and no such termination shall relieve any party from any liability for fraud, intentional misrepresentation or intentional breach of any covenant or agreement set forth in this Agreement.

Section 8.03 Amendment. Prior to the Effective Time, this Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Parent shall require the approval of the shareholders of Parent unless such approval is required by Law and no extension or waiver by the Company shall require the approval of the shareholders of the Company unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of the Company, Parent or Merger Sub, action by its Board of Directors or the duly authorized designee thereof. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of Parent or the shareholders of the Company.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, when sent by confirmed facsimile, one Business Day after being sent by overnight courier service (providing written proof of delivery) or three Business Days after being mailed by certified or registered mail, return receipt requested, with postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Company, to:

[            ]

with a copy to:

[            ]

(b)	if to Parent or Merger Sub, to:

Martin Marietta Materials, Inc.

2710 Wycliff Road

Raleigh, North Carolina 27607-3033

Facsimile: (919) 783-4535

Attention: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Facsimile: (212) 735-2000

Attention: Peter Allan Atkins, Eric L. Cochran and Ann Beth Stebbins

Section 9.03 Definitions. For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means the Company, the Company Subsidiaries, Parent and the Parent Subsidiaries, taken as a whole, combined in the manner currently intended by the parties.

“Combined Company Material Adverse Effect” means a Material Adverse Effect with respect to the Combined Company.

“Company Deferred Stock Unit” shall mean a deferred stock unit relating to shares of Company Common Stock.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company Performance Share Unit” shall mean a performance-based restricted share unit relating to shares of Company Common Stock.

“Company SOSAR” shall mean a stock appreciation right relating to shares of Company Common Stock.

“Company Stock Option” shall mean a stock option to acquire Company Common Stock.

“Company Stock Plans” means each Company Benefit Plan that provides for the award of rights of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by reference to shares of Company Common Stock.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (viii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

The “Knowledge” of any Person that is not an individual means, with respect to any matter in question, the actual knowledge of any of such Person’s executive officers or the knowledge any such executive officers would have had after making due inquiry.

“Material Adverse Effect” with respect to any Person means any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect to the extent that it results from or arises out of (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in such industries in respect of the business conducted in such industries, (ii) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries, (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (iv) the execution and delivery of this Agreement or the public announcement or pendency of the Pending Offer or the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, (v) any change, in and of itself, in the market price or trading volume of such Person’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (vi) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries, (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries or (viii) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

“Parent RSU” means any award of the right to receive Parent Common Stock that is subject to restrictions based on performance or continuing service and granted under any Parent Stock Plan.

“Parent Stock Option” means any option to purchase Parent Common Stock granted under any Parent Stock Plan.

“Parent Stock Plan” means each Parent Benefit Plan that provides for the award of rights of any kind to receive shares of Parent Common Stock or benefits measured in whole or in part by reference to shares of Parent Common Stock.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing person or body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed relating to Taxes.

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

Section 9.04 Interpretation. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Parent Disclosure Letter and the Company Disclosure Letter and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) except for Section 6.05, is not intended to confer upon any Person other than the parties any rights or remedies.

Section 9.08 Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflict of laws thereof, except to the extent that the Laws of New Jersey are mandatorily applicable to the Merger; provided, however, that the Laws of the State of New Jersey shall govern the relative rights, obligations, powers, duties and other internal affairs of the Company and the Company Board.

(b) Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement, the Pending Offer, the Merger or any of the other transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement, the Pending Offer, the Merger or any of the other transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any Federal court sitting in the State of Delaware and (d) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Court of Chancery, any other court of the State of Delaware or any Federal court sitting in the State of Delaware. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, that Parent and Merger Sub may assign their rights and obligations pursuant to this Agreement to any direct or indirect wholly owned Subsidiary of Parent so long as Parent continues to remain primarily liable for all of such rights and obligations. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10 Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 9.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE PENDING OFFER, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

VULCAN MATERIALS COMPANY

By:
Name:
Title:

MARTIN MARIETTA MATERIALS, INC.

By:
Name:
Title:

[MERGER SUB]

By:
Name:
Title:

Index of Defined Terms

Term	Section
Acceptance Time	Section 1.05(a)
Actions	Section 6.03(f)
Affiliate	Section 9.03
Agreement	Preamble
Business Day	Section 9.03
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.09
Closing	Section 1.08
Closing Date	Section 1.08
Code	Section 9.03
Combined Company	Section 9.03
Combined Company Material Adverse Effect	Section 9.03
Company	Preamble
Company Adverse Recommendation Change	Section 5.02(b)
Company Benefit Plans	Section 4.10(a)
Company Board	Section 4.04(a)
Company By-laws	Section 4.01
Company Capital Stock	Section 4.03(a)
Company Charter	Section 4.01
Company Common Stock	Recitals
Company Deferred Stock Unit	Section 9.03
Company Disclosure Letter	ARTICLE IV
Company Financial Advisor	Section 4.18
Company Financial Advisor Opinion	Section 4.19
Company Indemnified Parties	Section 6.05(a)
Company Intervening Event	Section 5.02(b)
Company Leases	Section 4.15(b)
Company Material Adverse Effect	Section 9.03
Company Material Contract	Section 4.14(b)
Company Multiemployer Plan	Section 4.10(a)
Company Notice of Recommendation Change	Section 5.02(b)
Company Pension Plan	Section 4.10(c)
Company Performance Share Unit	Section 9.03
Company Permits	Section 4.01
Company Preferred Stock	Section 4.03(a)
Company Properties	Section 4.15(a)
Company Proxy Statement	Section 6.01(a)
Company Recommendation	Section 4.04(a)
Company SEC Documents	Section 4.06(a)
Company Shareholder Approval	Section 4.04(a)
Company Shareholders Meeting	Section 4.04(a)
Company SOSAR	Section 9.03
Company Stock Option	Section 9.03
Company Stock Plans	Section 9.03
Company Subsidiaries	Section 4.01
Company Takeover Proposal	Section 5.02(e)
Company Termination Fee	Section 6.06(b)
Company Voting Debt	Section 4.03(b)
Confidentiality Agreement	Section 6.02
Consent	Section 3.05(b)
Continuing Directors	Section 1.05(b)

Continuing Employees	Section 6.13(a)
Contract	Section 3.05(a)
Converted Award	Section 6.04(a)(v)
Effective Time	Section 1.09
End Date	Section 8.01(b)(i)
Environmental Claim	Section 3.13(b)(i)
Environmental Laws	Section 3.13(b)(ii)
ERISA	Section 3.10(a)
Exchange Act	Section 1.02
Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
Exchange Ratio	Section 2.01(c)
FCPA	Section 3.12
Filed Company Contract	Section 4.14(a)
Filed Company SEC Documents	ARTICLE IV
Filed Parent Contract	Section 3.14(a)
Filed Parent SEC Documents	ARTICLE III
Form S-4	Section 1.01(a)
GAAP	Section 3.06(b)
Governmental Entity	Section 3.05(b)
Hazardous Materials	Section 3.13(b)(iii)
HSR Act	Section 3.05(b)
Indebtedness	Section 9.03
Intellectual Property Rights	Section 3.16
Intended Tax Treatment	Recitals
IRS	Section 3.10(a)
Judgment	Section 3.05(a)
Knowledge	Section 9.03
Law	Section 3.05(a)
Legal Restraints	Section 7.01(c)
Letter of Transmittal	Section 2.02(b)
Liens	Section 3.02(a)
Material Adverse Effect	Section 9.03
Maximum Amount	Section 6.05(c)
Merger	Section 1.07
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Merger Sub Common Stock	Section 2.01(a)
MSHA	Section 3.13(a)(vi)
NCBCA	Section 3.02(b)
NJBCA	Section 1.07
NYSE	Section 2.02(f)
Offer	Recitals
Offer Consideration	Recitals
Offer Documents	Section 1.01(a)
OSHA	Section 3.13(a)(vi)
Parent	Preamble
Parent Articles	Section 3.01
Parent Benefit Plans	Section 3.10(a)
Parent Board	Section 3.04(a)
Parent By-laws	Section 3.01
Parent Capital Stock	Section 3.03(a)
Parent CBAs	Section 3.17
Parent Common Stock	Section 3.03(a)

Parent Disclosure Letter	ARTICLE III
Parent Financial Advisors	Section 3.18
Parent ISPUs	Section 3.03(a)
Parent Leases	Section 3.15(b)
Parent Material Adverse Effect	Section 9.03
Parent Material Contract	Section 3.14(b)
Parent Multiemployer Plan	Section 3.10(a)
Parent Pension Plan	Section 3.10(c)
Parent Permits	Section 3.01
Parent Preferred Stock	Section 3.03(a)
Parent Properties	Section 3.15(a)
Parent RSU	Section 9.03
Parent SEC Documents	Section 3.06(a)
Parent Stock Option	Section 9.03
Parent Stock Plan	Section 9.03
Parent Subsidiaries	Section 3.01
Parent Voting Debt	Section 3.03(b)
Pending Offer	Recitals
Pending Offer Conditions	Section 1.02
Permits	Section 3.01
Person	Section 9.03
Post-Effective Amendment	Section 6.01(a)
Release	Section 3.13(b)(iv)
Representatives	Section 5.02(a)
Schedule 14D-9	Section 1.03
Schedule TO	Section 1.01(a)
SEC	Section 3.05(b)
Securities Act	Section 3.05(b)
SOX	Section 3.06(b)
Subsidiary	Section 9.03
Superior Company Proposal	Section 5.02(e)
Surviving Company	Section 1.07
Tax Return	Section 9.03
Taxes	Section 9.03
Top-Up Closing	Section 1.06(c)
Top-Up Notice	Section 1.06(c)
Top-Up Option	Section 1.06(a)
Top-Up Shares	Section 1.06(a)